Exhibit 10.8

SHARE PURCHASE AGREEMENT

This Agreement made as of the 19th day of March, 2014

BETWEEN:
Compass Minerals Manitoba Inc.

(the "Purchaser")

- and -

Compass Minerals International, Inc.

(the “Guarantor”)

‑ and ‑

those persons listed on Schedule A to this Agreement

(each a "Vendor", and collectively, the “Vendors”)

- and –

Geoffrey Gyles, Kerry Green and Mark Anseeuw, in their capacity as trustees of the Trust

(collectively, the “Trustees”)

WHEREAS each Vendor is the beneficial owner of that number of Class A common shares in the capital of Wolf Trax Inc. (the “Corporation”) set opposite its, her or his name in Schedule A attached to this Agreement, and collectively the Vendors beneficially own all of the issued and outstanding shares in the capital of the Corporation.

AND WHEREAS the Purchaser wishes to purchase, and the Vendors wish to sell, all of the issued and outstanding shares in the capital of the Corporation on the terms and conditions herein contained.

AND WHEREAS the Guarantor is being made a party to this Agreement to guarantee the Purchaser’s representations, warranties, covenants and obligations hereunder as specified herein.

NOW THEREFORE in consideration of the premises and the mutual agreements and covenants herein contained, the Parties hereto hereby covenant and agree as follows:

ARTICLE 1 -      INTERPRETATION

1.1	Defined Terms

In this Agreement and in the Schedules attached hereto, unless there is something in the subject-matter or context inconsistent therewith, the following terms and expressions will have the following meanings:

(a)
“Accounting Firm” means Deloitte LLP, or if Deloitte LLP refuses to act, then such other independent accounting firm as the Parties may agree upon or as appointed by a court of competent jurisdiction pursuant to an application for same made by either the Vendors’ Representative or the Purchaser.

(b)
“Adjustment Date” means the tenth (10th) Business Day after the Dispute Date unless a Dispute Notice is given by the Vendors’ Representative pursuant to Section 2.9 in which event “Adjustment Date” means the fifth (5th) Business Day after a final determination made by the Accounting Firm pursuant to that same Section.

(c)	“Affiliate” of any specified person means any person which, directly or indirectly, is Controlled by, Controls or is under direct or indirect common Control with such specified person.

(d)	“Agent” has the meaning ascribed to it in Subsection 8.7(b).

(e)
“Applicable Law” means: (i) any domestic or foreign statute, law (including the common and civil law and equity), constitution, code, ordinance, rule, regulation, restriction, regulatory policy or guideline having the force of law, by-law (zoning or otherwise) or Order; (ii) any consent, exemption, approval or Permit of any Governmental Authority; and (iii) any policy, practice or guideline of, or contract with, any Governmental Authority of which Geoff Gyles and Kerry Green have actual knowledge (without having made due inquiry) and which, although not actually having the force of law, is considered by such Governmental Authority as if having the force of law.

(f)
“Audited Financial Statements” means the audited consolidated financial statements of the Corporate Group as at and for the fiscal year ended December 31, 2013, consisting of a balance sheet, a statement of operations and deficit, and a statement of cash flows together with the notes thereto and the opinion of the Corporate Group's auditors thereon, a copy of which is attached hereto as Schedule B.

(g)	“Audited Statements Date” means December 31, 2013.

(h)	“Avrio” means Avrio Ventures Limited Partnership, being one of the Vendors to this Agreement.

(i)
“Avrio Debenture” means the convertible debentures issued to Avrio by the Corporation, pursuant to which Avrio has the right to convert the debt evidenced thereby into that number of Class A Common Shares set forth opposite its name in Schedule A.

(j)
“Books and Records” means the accounting and tax records and other financial data and information of the Corporate Group, the corporate records of the Corporate Group and all other books, documents, files, records, correspondence, data and information relating to the foregoing, which are under the control of the Corporate Group or the Business, including all data and information stored electronically or on computer related media.

(k)	“Business” means the business carried on by the Corporate Group, namely the manufacture and sale of nutrients for crops.

(l)	“Business Day” means any day other than a day which is a Saturday, a Sunday or a statutory holiday in Winnipeg, Manitoba.

(m)	“Calculation Method” has the meaning ascribed to it in Section 8.3.

(n)	“Cash” means (i) cash; (ii) money in bank accounts; and (iii) Short Term Investments.

(o)	“Closing” means the closing of the purchase and sale of the Purchased Shares provided for herein.

(p)	“Closing Date” means April 1, 2014, or such other date as the Vendors and the Purchaser may agree upon.

(q)	“Closing Time” means one o’clock (1:00 p.m.) in Winnipeg, Manitoba on the Closing Date or such other time on the Closing Date as the Parties hereto may agree upon.

(r)	“Closing Working Capital” has the meaning ascribed to it in Subsection 2.6(a).

(s)	“Closing Working Capital Statement” has the meaning ascribed to it in Subsection 2.6(b).

(t)	“Condition of the Corporate Group” means the condition of the assets, liabilities, operations, activities, earnings, prospects, affairs and financial position of the Corporate Group.

(u)	“Confidentiality Agreement” means the confidentiality agreement dated November 8, 2013 between the Corporation and Compass Minerals International, Inc.

(v)
“Control” or “Controlled” means, with respect to any person, control in any manner whatsoever that results in control in fact of that person by the other person (or by that other person and any person or persons with whom that other person is acting jointly or in concert), whether directly or indirectly, and whether through the ownership of securities (including any shares which are voting only upon the occurrence of a contingency where such contingency has occurred and is continuing), a trust, a contract or otherwise.

(w)	“Corporate Group” means collectively Wolf Trax Inc. and the Subsidiaries, or each or any of them, as the context permits or requires.

(x)	“Corporate Group Company” means any member of the Corporate Group.

(y)	“Corporation” has the meaning ascribed to it in the first paragraph of the recitals on the first page of this Agreement.

(z)
“Current Assets” means accounts receivable (excluding any debt owed by a Vendor (or a person that is an affiliate of the Vendor or not at arm’s length with the Vendor) to the Corporate Group and excluding any debt owed by any Corporate Group Company to any other Corporate Group Company), Inventory, prepaid expenses, income tax credits and refunds receivable resulting from the imposition of any taxes in the United States, Goods and Services Tax and other sales tax credits and other current assets of the Corporate Group, in each case as determined in accordance with generally accepted accounting principles, and for greater certainty does not include Cash.

(aa)
“Current Liabilities” means accounts payable and accrued charges, taxes payable (including income taxes, Goods and Services Tax taxes and other sales taxes and including the amount of Governmental Charges required to be withheld but not yet remitted to the proper tax or other receiving authorities) including accruals therefor, deferred revenue and other current liabilities of the Corporate Group, including outstanding cheques, amounts due and payable to trade creditors, amounts due pursuant to any contract (including rebates, rewards, funding and royalties), lease, obligation, commitment, Permit, marketing program (including the Promotional Programs) or other arrangement to which any Corporate Group Company is a party, amounts payable with respect to utilities and other amounts usually adjusted with respect to real property, wages, bonuses, commissions, sick pay, vacation pay, contributions to benefit plans, change in control payments and other remuneration payable to employees of the Corporate Group, including severance for former employees of the Corporate Group, and for greater certainty does not include any Debt.

(bb)
“Customer and Supplier Records” means all sales and purchase records, lists of suppliers and customers, customer sales information, supplier sales information, credit and pricing information, plans and projections of or relating to the Corporate Group or the Business.

(cc)
“Debt” means, without duplication, the sum of (i) the principal amount of any indebtedness of the Corporate Group for borrowed money outstanding immediately prior to the Closing Time, together with all prepayment premiums or penalties and other amounts in respect thereof becoming due as a result of the Closing, including for greater certainty, the current portion of any long term debt and the outstanding balance on any credit cards; (ii) all payment obligations of the Corporate Group for the deferred purchase price for purchases of property outside the ordinary course of business arising in connection with transactions occurring prior to the Closing which are not evidenced by the trade payables; (iii) any off-balance sheet financing of the Corporate Group in existence immediately prior to the Closing; (iv) any payment obligations of the Corporate Group in respect of banker’s acceptances or letters of credit in existence immediately prior to the Closing which are not evidenced by the trade payables; (v) any issued and outstanding shares or securities of the Corporate Group where a person may require the redemption or purchase by the Corporate Group of such shares or securities and any declared but unpaid dividends on shares of the Corporate Group; (vi) any indebtedness of the type referred to in clauses (i) through (v) above of any person other than a Corporate Group Company in existence immediately prior to the Closing which is either guaranteed by, or secured by a security interest upon any property owned by, the Corporate Group; (vii) any unpaid interest, prepayment premiums or penalties accrued or owing on any such indebtedness of the Corporate Group; and (viii) any debt owed by a Vendor (or a person that is an affiliate of the Vendor or not at arm’s length with the Vendor) to the Corporate Group or owed by any Corporate Group Company to any other Corporate Group Company, and for greater certainty does not include any Current Liabilities.

(dd)	“Dispute Date” means the 20th Business Day after the Purchaser has delivered the Closing Working Capital Statement to the Vendors’ Representative pursuant to Subsection 2.6(b).

(ee)	“Dispute Notice” has the meaning ascribed to it in Section 2.9.

(ff)	“Effective Time” means 12:01 am on the Closing Date.

(gg)
“Encumbrances” means any encumbrance of any kind whatsoever (registered or unregistered) and includes mortgages, charges, pledges, security interests, liens, encumbrances, conditional sales, actions, claims, demands, equities, hypothecs, deposits by way of security, hypothecations, assignments, security under Section 426 or Section 427 of the Bank Act (Canada), trust or deemed trust (whether contractual, statutory or otherwise arising), voting trust or pooling agreement with respect to securities, any adverse claim, easement, restrictive covenant, limitation agreement, reservation, right-of-way, restriction, preferential arrangement, encroachment or burden, joint ownership interest, grant of any license, unwaived moral rights in respect of material works only, or any other right, option or claim of others of any kind whatsoever or however arising and any rights or privileges capable of becoming any of the foregoing.

(hh)	“Environmental Laws” has the meaning ascribed to it in Subsection 3.1(t).

(ii)	“Escrow Account” means the bank account to be established by the Escrow Agent pursuant to the Escrow Agreement.

(jj)	“Escrow Agent” means the person acting as escrow agent pursuant to the provisions of the Escrow Agreement.

(kk)	“Escrow Agreement” means the escrow agreement to be executed on Closing by each of the Vendors, the Purchaser and the Escrow Agent.

(ll)	“Escrow Fund” has the meaning ascribed to it in Section 2.4.

(mm)	“Estimated Closing Working Capital” has the meaning ascribed to it in Subsection 2.6(a).

(nn)	“Facilities” has the meaning ascribed to it in Subsection 3.1(ww).

(oo)	“Final Decision” has the meaning ascribed to it in Subsection 8.4(b).

(pp)
“generally accepted accounting principles” means the accounting principles so described and promulgated by The Canadian Institute of Chartered Accountants, as described in the handbook prepared by them, as amended from time to time, for private enterprises which are applicable as at the date on which any calculation made hereunder is to be effective or as at the date of any financial statements referred to herein, as the case may be, and where The Canadian Institute of Chartered Accountants includes a specific recommendation in its handbook concerning the treatment of any accounting matter, such recommendation shall be regarded as the only generally accepted accounting principle applicable to the circumstance that it covers.

(qq)
“Governmental Authority” means: (i) any court, judicial body or arbitral body; (ii) any domestic or foreign government whether multinational, national, federal, provincial, territorial, state, municipal or local and any governmental agency, board, authority, tribunal, commission, bureau, department, commissioner or minister; (iii) any subdivision or authority of any of the foregoing; (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above; and (v) any stock exchange, in each case having jurisdiction over the respective person or persons of its or their respective business, undertaking, property or securities.

(rr)	“Governmental Charges” has the meaning ascribed to it in Subsection 3.1(r).

(ss)	“Guarantor” means Compass Minerals International, Inc.

(tt)	“Hazardous Substances” has the meaning ascribed to in Subsection 3.1(t).

(uu)	“Holdback” means Nine Million and Five Hundred Thousand Dollars ($9,500,000.00), unless otherwise agreed between the Parties and evidenced by the terms of the Escrow Agreement.

(vv)	“Indemnity Claim” has the meaning ascribed to it in Section 8.2.

(ww)	“Initial Purchase Price” has the meaning ascribed to it in Section 2.2.

(xx)	“Intellectual Property” has the meaning ascribed to it in Subsection 3.1(cc).

(yy)
“Interim Financial Statements” means the unaudited consolidated financial statements of the Corporate Group as at and for the two (2) month period ended February 28, 2014, consisting of a balance sheet, a statement of operations and deficit, and a statement of cash flows, a copy of which is attached hereto as Schedule C.

(zz)	“Interim Period” means the period from and including the date of this Agreement to and including the Closing Date.

(aaa)
“Inventory” means all inventories of raw materials, work-in-progress, re-worked product (product to be re-mixed and re-packaged), stock-in-trade, finished goods, supplies, packaging and advertising and publicity materials of the Corporate Group, wherever located, and whether on consignment or not.

(bbb)	“Leased Premises” means all premises leased by the Corporate Group under the Leases as listed in Schedule D attached hereto.

(ccc)	“Leases” means the leases and the agreements to lease under which the Corporate Group leases any real property as listed in Schedule D attached hereto.

(ddd)	“Licensed Intellectual Property” has the meaning ascribed to it in Paragraph 3.1(cc)(ii).

(eee)	“Loss” has the meaning ascribed to it in Section 8.1.

(fff)
“Non-Financial Records” means the non-financial records of the Corporate Group, including formulas, plans, specifications, data, surveys, contracts and non-financial documents; business, engineering and consulting reports; research and development information, including information relating to Nu-Trax, results and data from field trials and other testing; patents, patent applications, results of and information relating to patent infringement and other patent related searches; business and marketing plans, and other non-financial records relating to the Corporate Group.

(ggg)	“Order” means any order, judgment, injunction, decree, stipulation, determination, award, decision, ruling or writ of any Governmental Authority or other person.

(hhh)	“Owned Intellectual Property” has the meaning ascribed to it in Paragraph 3.1(cc)(ii).

(iii)	“Party” means the Purchaser or the Vendors individually and “Parties” means all of them.

(jjj)
“Permits” means all of the permits, licences, registrations, certifications, authorizations, approvals and qualifications to do business held by the Corporation or any of its Subsidiaries, including any product registration, product testing approval, right or privilege issued, granted, conferred or otherwise created by a Governmental Authority, including those relating to organic products and REACH.

(kkk)
“person” shall be broadly interpreted and includes any individual, corporation, partnership, firm, joint venture, syndicate, association, trust, Governmental Authority, unincorporated organization, the executors, administrators or other legal representatives of an individual in such capacity and any other form of entity or organization.

(lll)	“Personal Information” means any information about an identifiable individual which is protected by any Privacy Law.

(mmm)
“Privacy Law” means any Applicable Law relating to the protection of Personal Information including the Personal Information Protection and Electronic Documents Act (Canada), The Personal Information Protection Act (Alberta), and The Personal Information Protection Act (British Columbia).

(nnn)	“Privacy Policies” means the practices policies and procedures of the Corporate Group in respect of Personal Information.

(ooo)
“Promotional Programs” means the Corporation’s: (i) PROTINUS® Start Healthy Program pursuant to which customers of the Business are rewarded with funding which can be applied to promotional programs based on product purchases; (ii) Microcharger Equipment Program pursuant to which customers of the Business are furnished with a Microcharger applicator in exchange for a commitment to purchase a minimum volume of product through an authorized distributor of the Corporation; (iii) Best Price Protection program pursuant to which customers are entitled to receive a rebate if published prices are reduced; (iv) Wolf Trax® Growing Forward® Reward Program; and all similar programs offered by the Corporate Group.

(ppp)	“Purchase Price” has the meaning ascribed to it in Section 2.2.

(qqq)	“Purchased Shares” means the 10,822.32 issued and outstanding Class A common shares in the capital of Wolf Trax Inc. being sold by the Vendors and purchased by the Purchaser hereunder.

(rrr)	“Purchaser” means Compass Minerals Manitoba Inc. or its permitted assignee.

(sss)	“Release” has the meaning ascribed to in Subparagraph 3.1(t)(i)(C).

(ttt)	“Required Closing Working Capital” has the meaning ascribed to in Subsection 2.6(a).

(uuu)	“Short Term Investments” means certificates of deposit, banker’s acceptances and similar instruments issued by a Canadian financial institution and having a maturity of 90 days of less.

(vvv)	“Subsidiaries” means Wolf Trax Holdings Inc., Wolf Trax USA Inc. and Wolf Trax Europe Limited.

(www)	“Tax Gross-Up” has the meaning ascribed to it in Section 8.3.

(xxx)	"Third Party Liability" has the meaning ascribed to it in Subsection 8.2(b).

(yyy)	“Trademarks” has the meaning ascribed to it in Subparagraph 3.1(cc)(i)(A).

(zzz)	“Trust” means the trust governed by the Voting Trust Agreement.

(aaaa)	“Trustees” means the trustees of the Trust.

(bbbb)	“Trust Vendors” means the Vendors who are a party to the Voting Trust Agreement.

(cccc)	“Vendors” means each of the persons listed in Schedule A attached hereto and “Vendor” means one of them.

(dddd)	“Vendors’ Counsel” means Thompson Dorfman Sweatman LLP, barristers and solicitors, whose main office is located in the City of Winnipeg, in the Province of Manitoba.

(eeee)	“Vendors’ Representative” means Geoffrey Gyles and Kerry Green, each a Vendor, acting jointly.

(ffff)	“Vendor’s Shares” means with respect to any Vendor the number of Purchased Shares set opposite the Vendor’s name in Schedule A attached hereto.

(gggg)
“Voting Trust Agreement” means the voting trust agreement between Geoff Gyles, Mark Anseeuw and Kerry Green (as trustees), the Corporation and those persons described in Schedule “A” thereto and those persons who have become parties to such voting trust agreement by executing Schedule “B” thereto, dated May 20, 2004.

(hhhh)
“Warranty Claim” means a claim made by either the Purchaser or the Vendor based on or with respect to the inaccuracy or non-performance or non-fulfillment or breach of any representation or warranty made by the other Party contained in this Agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby.

(iiii)	“Working Capital” means Current Assets excluding amounts owing from related parties and Cash, less Current Liabilities.

1.2	Best of Knowledge

Any reference herein to "the best of the knowledge of the Vendors” will be deemed to mean the actual knowledge or actual awareness of (i) the Vendors, but only in respect of the representation and warranty contained in Subsection 3.1(h); and (ii) in the case of all other references, the senior officers of the Corporate Group, being Geoffrey Gyles and Kerry Green; and in each case shall be deemed to include the knowledge and awareness they would have had if they had conducted a diligent inquiry into the relevant subject matter.  Each of Geoffrey Gyles and Kerry Green confirms that he has made due and diligent inquiry of Jereleen Brydon, Mark Goodwin and such other employees, officers and directors of the Corporate Group as Geoffrey Gyles and Kerry Green consider necessary or prudent as to the matters that are the subject of the representations, warranties and covenants contained in this Agreement, including (if so considered necessary or prudent) to have such individuals review the relevant representations, warranties and covenants in this Agreement.

1.3	Schedules

The Schedules which are attached to this Agreement are incorporated into this Agreement by reference and are deemed to be part hereof and are as follows:

Schedule	Title of Schedule
Schedule A	Vendors
Schedule B	Audited Financial Statements
Schedule C	Interim Financial Statements
Schedule D	Leases & Leased Premises
Schedule E	Contractual and Regulatory Consents for Vendor
Schedule F	Constating Documents; Directors and Officers
Schedule G	Permits
Schedule H	Shareholder Agreements
Schedule I	Dividends and Distributions
Schedule J	Litigation
Schedule K	Environmental Matters
Schedule L	Encumbrances
Schedule M	Leases of Personal Property
Schedule N	Intellectual Property
Schedule O	Guarantees, Warranties and Discounts
Schedule P	Licences and Distribution Agreements
Schedule Q	Agreements
Schedule R	Employment Agreements
Schedule S	Employee Benefit and Pension Plans
Schedule T	Insurance
Schedule U	Contractual & Regulatory Consents for Purchaser
Schedule V-1	INTENTIONALLY DELETED
Schedule V-2	INTENTIONALLY DELETED
Schedule W	INTENTIONALLY DELETED
Schedule X	Landlord Estoppel Certificate
Schedule Y	INTENTIONALLY DELETED
Schedule Z	INTENTIONALLY DELETED
Schedule AA	INTENTIONALLY DELETED
Schedule BB	INTENTIONALLY DELETED
Schedule CC	INTENTIONALLY DELETED
Schedule DD	Non-Competition and Confidentiality Agreement
Schedule EE	Avrio Confidentiality Agreement
Schedule FF	Retention Agreement
Schedule II	INTENTIONALLY DELETED
Schedule 3.1(kk)	Good Standing of Agreements
Schedule 2.7	Inventory Locations
Schedule 3.1(tt)	Confidential Information Disclosure
Schedule 3.1(uu)	Privacy Law Matters
Schedule 6.1(b)	Designated Employees

1.4	Currency

Unless otherwise indicated, all references to dollar amounts in this Agreement are to the lawful money of Canada.

1.5	Choice of Law and Attornment

The Parties agree that:

(a)	This Agreement shall be governed by and construed in accordance with the laws of the Province of Manitoba and the laws of Canada applicable therein.

(b)
The courts of the Province of Manitoba will have exclusive jurisdiction to determine all disputes and claims arising between the Parties. Except as otherwise specifically provided in this Agreement, each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Manitoba (including the Supreme Court of Canada).  Notwithstanding the foregoing in this Section, either Party may bring a claim or dispute in the courts of any jurisdiction where the harmful activity is being carried out or any jurisdiction in which a Party is located or has assets.  This Subsection will not be construed to affect the rights of a Party to enforce a judgement or award outside of Manitoba, including the right to record and enforce a judgement or award in any other jurisdiction.

1.6	Interpretation Not Affected by Headings or Party Drafting

The division of this Agreement into articles, sections, paragraphs, subsections and clauses and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.  The terms "this Agreement", "hereof", "herein", "hereunder" and similar expressions refer to this Agreement and the Schedules attached hereto and not to any particular article, section, paragraph, subsection, clause or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.  Each Party hereto acknowledges that it and its legal counsel have reviewed and participated in settling the terms of this Agreement, and the Parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting Party shall not be applicable in the interpretation of this Agreement.

1.7	Number and Gender

In this Agreement, unless there is something in the subject-matter or context inconsistent therewith:

(a)	words in the singular number include the plural and such words shall be construed as if the plural had been used;

(b)	words in the plural include the singular and such words shall be construed as if the singular had been used; and

(c)
words importing the use of any gender shall include all genders where the context or Party referred to so requires, and the rest of the sentence shall be construed as if the necessary grammatical and terminological changes had been made.

1.8	Time of Essence

Time shall be of the essence hereof.

1.9	Scope of Including

The word “including”, when following any general statement, term or matter, will not be construed to limit such general statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”) is used with reference to such items or matters but rather will be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

1.10	Accounting Terms

All accounting terms not defined in this Agreement have those meanings generally given them in accordance with generally accepted accounting principles.

1.11	Performance on Holidays

If any action is required to be taken pursuant to this Agreement on or by a specified date which is not a Business Day, then such action shall be valid if taken on or by the next Business Day.

1.12	Calculation of Time

In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (Winnipeg Time) on the last day of the period. If, however, the last day of the period does not fall on a Business Day, the period shall terminate at 5:00 p.m. (Winnipeg Time) on the next Business Day.

1.13	Several Obligations

Notwithstanding anything in this Agreement, a Vendor shall not be liable to the Purchaser by reason of the inaccuracy, non-performance, non-fulfillment or breach of a representation, warranty or covenant made by another Vendor with respect to the unencumbered ownership of the Purchased Shares sold hereunder by that other Vendor or the failure of that other Vendor to complete the sale of such shares. If the Vendors become obligated to the Purchaser by reason of the inaccuracy, non-performance, non-fulfillment or breach of some representation or warranty or covenant made by the Vendors hereunder other than the covenants to sell unencumbered Purchased Shares to the Purchaser and to complete the sale of such shares, each Vendor shall be responsible to the Purchaser only for the Vendor’s proportionate share of such obligation determined by dividing the number of Purchased Shares sold by the Vendor to the Purchaser hereunder by the total number of Purchased Shares.

1.14	Guarantor

The Guarantor directly or indirectly controls the Purchaser and joins in this Agreement for the purpose of:

(a)	guaranteeing that the representations and warranties of the Purchaser are true and correct; and

(b)	guaranteeing the performance of the covenants and obligations of the Purchaser.

The Guarantor shall be entitled to raise as a defense to the guaranteed representations, warranties covenants and obligations all defenses and rights available to be raised or relied upon by the

Purchaser under this Agreement or otherwise, provided that the Guarantor shall not be entitled to raise as a defense the bankruptcy or insolvency of the Purchaser.

1.15	Disclosures

Any reference in this Agreement to documents or information being provided, disclosed or made available to the Purchaser, or similar references, shall be deemed to refer to documents or information provided, disclosed or made available in the following manner:

(a)
posted as an electronic document to the virtual data room established and maintained by AltaCorp Capital, financial advisor to the Vendors, on behalf of the Vendors for purposes of the transactions contemplated by this Agreement and accessible to the Purchaser and its representatives and advisors;

(b)	paper copies of documents expressly made available in the boardroom attended by the Purchaser and its legal counsel at the offices of the Vendors’ Counsel for review at the time of such attendance;

(c)
paper copies of documents in expressly made available in the boardroom attended by the Purchaser and its legal counsel at the Corporation’s offices at the University of Manitoba for review at the time of such attendance;

(d)	paper copies of documents personally delivered by hand to Keith Espelien or other employees of the Purchaser or its Affiliates or their legal counsel during visits to the Corporation; and

(e)	electronic copies of documents sent by email to Keith Espelien or other employees of the Purchaser or its Affiliates or their legal counsel;

in each case prior to 2:00 p.m. (CDT) on March 19, 2014 and, in the case of (a), (b) and (c), above, not removed or altered from the time the document was initially provided, disclosed or made available.

ARTICLE 2 - PURCHASE AND SALE

2.1	Purchased Shares

On the terms and subject to the fulfillment of the conditions hereof, on the Closing Date, each Vendor (and, to the extent that the Trustees have any rights in the Purchased Shares, each Trustee) hereby agrees to sell, assign and transfer to the Purchaser, and the Purchaser hereby agrees to purchase and accept from each Vendor (and, to the extent that the Trustees have any rights in the Purchased Shares, from each Trustee), the number of Purchased Shares set opposite the name of the Vendor in Schedule A attached hereto, being all of the Purchased Shares held by that Vendor, and collectively being all of the issued and outstanding shares in the capital of Wolf Trax Inc.

2.2	Purchase Price

The initial price payable by the Purchaser to each Vendor will be the sum of Eight Thousand Seven Hundred and Seventy-Eight Dollars and Fifteen Cents ($8,778.15) for each of the Purchased Shares sold by the Vendor and purchased by the Purchaser hereunder for an aggregate purchase price of Ninety Five Million Dollars ($95,000,000.00) (the “Initial Purchase Price”).  The Initial Purchase Price as adjusted in accordance with Section 2.8 is herein called the “Purchase Price”.

The Parties agree that for tax purposes, no amount of the Purchase Price is payable in respect of, or shall be allocated by a Party to, any non-competition agreement. Provided all of the conditions to make such an election are met, the Vendors and the Purchaser will make a joint election in prescribed form pursuant to Section 56.4 of the Income Tax Act (Canada) to reflect that the restrictive covenant contained herein, or in any document or certificate delivered in connection with the transactions contemplated hereby, is of nominal value and is included in the purchase price for the Purchased Shares.

2.3	Payment of Purchase Price

The Initial Purchase Price (less the Holdback and less the Estimated Closing Working Capital Adjustment pursuant to Section 2.6 if applicable, and less the amounts on account of withholding taxes pursuant to Section 2.11 (collectively, the “Deductions from Payment of the Initial Purchase Price”)) will be paid at the Closing Time to Vendors’ Counsel by wire transfer.  The Holdback will be paid at the Closing Time to the Escrow Account in accordance with Section 2.4.  Subject to adjustments under Section 2.8, receipt by the Vendors’ Counsel of the Initial Purchase Price (less the Deductions from Payment of the Initial Purchase Price), and payment of the Holdback to the Escrow Account, shall constitute full satisfaction of the Purchaser’s obligations to each Vendor with respect to the payment required from the Purchaser for the number of Purchased Shares sold by the Vendors and purchased by the Purchaser hereunder.

2.4	Escrow Fund

On Closing, the Purchaser shall pay the Holdback to the Escrow Account by wire transfer, to be held by the Escrow Agent pursuant to the Escrow Agreement and such amount together with any interest earned thereon is herein called the “Escrow Fund”. The Escrow Fund shall be held by the Escrow Agent as security for amounts which may become payable by one or more Vendors to the Purchaser pursuant to this Agreement, and shall be distributed by the Escrow Agent, all as provided for in the Escrow Agreement.

2.5	Pre-Closing Transactions

Prior to the Closing Time, the Vendors shall cause the Corporate Group to take such actions as may be necessary to:

(a)	retire and eliminate all Debt and to obtain the release and discharge of all security related thereto and certify to the Purchaser on Closing that all Debt has been eliminated; and

(b)
ensure that all Cash in the Corporate Group is paid out to the persons entitled thereto, each on a basis which creates no liability of any kind for the Corporate Group, including liability for any taxes.

2.6	Adjustments to Purchase Price

The Parties agree that:

(a)
The Initial Purchase Price set forth in Section 2.2 is based on the Corporate Group having, at the Closing Time, consolidated working capital (the “Closing Working Capital”) of Three Million Dollars ($3,000,000.00) (the “Required Closing Working Capital”). The Initial Purchase Price shall be increased or decreased by an amount equal to the amount, if any, by which the Closing Working Capital is greater than or less than the Required Closing Working Capital, pursuant to the terms set forth in Section 2.8. Not later than 48 hours prior to the Closing Time, the Vendors shall provide the Purchaser with a statement (the “Estimated Closing Working Capital”) setting forth a good faith estimate of the Closing Working Capital, acting reasonably.  If the Estimated Closing Working Capital is less than Two Million Seven Hundred Thousand Dollars ($2,700,000.00), the payment of the Initial Purchase Price by the Purchaser at Closing shall be reduced by an amount equal to the difference between the Required Closing Working Capital and the Estimated Closing Working Capital (the “Estimated Closing Working Capital Adjustment”).

(b)
Following the Closing Time, the Purchaser shall prepare a calculation of the Closing Working Capital (the “Closing Working Capital Statement”). The Purchaser shall consult with the Vendors’ Representative in preparing such calculations and shall allow the Vendors’ Representative to express their views on each item forming part of such calculations. The Purchaser shall within 90 days after the Closing Date deliver the calculations of Closing Working Capital to the Vendors’ Representative for final review.  The foregoing activities of the Purchaser shall be done at the expense of the Purchaser.  The calculation of the Closing Working Capital shall be prepared in accordance with generally accepted accounting principles, applied in a manner consistent with the preparation of the latest audited balance sheet included in the Audited Financial Statements including an accrual for vacation liability, without duplication.

(c)
The Parties agree that any Canada Revenue Agency Scientific Research and Experimental Development (SR&ED) claims or credits in respect of the month in which the Closing Date falls shall be for the sole account of the Purchaser.

2.7	Determination of Value of Inventory and Accounts Receivable

The Parties agree that:

(a)
The Vendors’ Representative shall, after the close of business on the day immediately preceding the Closing Date and prior to 11:00 a.m. on the Closing Date, or as soon as possible thereafter, determine the amounts of the Inventory. The Inventory shall be valued at the lower of actual cost or net realizable value determined in accordance with generally accepted accounting principles, consistently applied, with appropriate provision being made for damaged, unusable, unsaleable and obsolete Inventory and Inventory in oversupply.

(b)
The Vendors’ Representative shall determine the quantities of Inventory as of the Closing Time by taking a physical count or measurement, as applicable (an “Inventory count”) of the Inventory at all locations at which Inventory is located, which locations as of the date hereof are set out in Schedule 2.7.  The Vendors’ Representative shall update or confirm the locations at which Inventory is located by notice to the Purchaser no less than three (3) days prior to the physical inventory counts and measurements.  The Inventory counts will be conducted by the Corporation’s auditors, employees or other representatives, provided that for Inventory on consignment or otherwise at customer locations, the Vendors’ Representative may utilize appropriate representatives of the customers holding such Inventory as the authorized representatives to take Inventory count of such Inventory.  Representatives of the Purchaser shall be entitled to be present at, observe, make reasonable inquires and conduct test counts at each Inventory count.

During the Inventory counts, the Vendors will use reasonable commercial efforts to ensure that incoming shipments of materials from suppliers do not affect such Inventory counts and to not make any shipments to customers.  For finished goods Inventory in transit to customers on the date of the physical counts or measurements: (i) if the terms of sale applicable to such finished goods are FOB shipping point, such finished goods shall be included in the calculation of Accounts Receivable and not in the calculation of Inventory; and (ii) if the terms of sale applicable to such finished goods are FOB destination, such finished goods shall be included in the calculation of Inventory and not in the calculation of Accounts Receivable.

(c)	In the event of any discrepancy between the Inventory count and the Corporation’s inventory records, the Inventory count shall govern.

(d)
Promptly following completion of the Inventory counts, the Vendors’ Representative shall deliver to the Purchaser a statement setting forth the value of the Inventory at the Closing Time (the “Inventory Calculation”). The Vendors’ Representative shall concurrently with delivery of the Inventory Calculation provide the Purchaser with supporting documentation for the determination of the Inventory Calculation and the Vendor’s Representatives shall otherwise permit the Purchaser to have full access to the books, records and other documents and information pertaining to or used in connection with the preparation of the Inventory Calculation, including supporting invoices, and provide the Purchaser with copies thereof as requested by the Purchaser.

(e)
The value of the accounts receivable at the Closing Time shall be their face amount less, without duplication, a reasonable allowance for doubtful accounts, as determined in accordance with generally accepted accounting principles, applied in a manner consistent with the preparation of the latest annual audited balance sheet included in the Audited Financial Statements.

2.8	Purchase Price Adjustment

On the Adjustment Date, the Initial Purchase Price shall be adjusted as follows:

(a)	if the Closing Working Capital is less than the Required Closing Working Capital, then the amount of such deficiency shall be deducted from the Initial Purchase Price; and

(b)	if the Closing Working Capital is greater than the Required Closing Working Capital, then the amount of such excess shall be added to the Initial Purchase Price; and

(c)	for greater certainty, if there is any Debt at the Closing Time, an amount equal to the amount of Debt shall be deducted from the Initial Purchase Price.

If the Initial Purchase Price as adjusted pursuant to this Section 2.8 is greater than the Initial Purchase Price prior to any such adjustment minus any Estimated Closing Working Capital Adjustment withheld at Closing, the Purchaser shall, subject to Section 2.9, pay to the Vendors’ Counsel on the Adjustment Date an amount equal to such excess.  If the Initial Purchase Price as adjusted pursuant to this Section 2.8 is less than the amount paid as the Initial Purchase Price on Closing minus any Estimated Closing Working Capital Adjustment withheld at Closing, the

Purchaser and the Vendors’ Representative shall direct the Escrow Agent to pay to the Purchaser on the Adjustment Date an amount equal to the amount of such deficiency.  Any amount owing by a Party to any other Party as an adjustment to the Initial Purchase Price shall be made by wire transfer to the account designated by the Purchaser or the Vendors’ Counsel, as applicable, on or prior to the Adjustment Date and shall bear interest from the date that the Closing Working Capital Statement is delivered to the date of payment at a rate per annum equal to the prime rate set by the Corporation’s bank then in effect plus 5%. Such interest shall accrue on a simple interest basis and be paid at the same time the amount owing is paid hereunder.

2.9	Dispute Notice

The Closing Working Capital Statement shall be final and binding upon the Parties for all purposes hereof unless the Vendors’ Representative shall have notified the Purchaser in writing (a “Dispute Notice”) no later than the Dispute Date that it disputes the Closing Working Capital Statement, which notice shall set forth in reasonable detail the basis of the objection and the dollar amount of such dispute. The Vendors’ Representative and the Purchaser shall then use reasonable efforts to resolve such disagreement for a period of 15 Business Days following the giving of such notice. If the Purchaser and the Vendors’ Representative are unable to agree on the Closing Working Capital within such 15 Business Days, the Purchaser and the Vendors’ Representative shall refer the dispute to the Accounting Firm for determination. The Purchaser and the Vendors’ Representative shall furnish the Accounting Firm with such information and records as the Accounting Firm may reasonably require and otherwise provide the Accounting Firm with all reasonable cooperation so as to enable the Accounting Firm to confirm a determination of the Closing Working Capital. The Purchaser and the Vendors’ Representative will direct the Accounting Firm to use its best efforts to render its determination within 20 Business Days after the referral of the matter to it. The Accounting Firm shall consider only the disputed matters that were properly included in the Dispute Notice and the Accounting Firm may not assign a value to any item in dispute greater than the greatest value assigned by the Purchaser, on the one hand, or the Vendors, on the other hand, or less than the smallest value for such item assigned by the Purchaser, on the one hand, or the Vendors, on the other hand. The cost of any fees payable to the Accounting Firm for its services in determining such amounts as contemplated herein shall be paid by the Party whose calculation of the Closing Working Capital differs the most from the determination made by the Accounting Firm. Any determination of amounts under this Section 2.9 made by the Accounting Firm shall be final and binding upon the Parties for all purposes hereof.

2.10	Accounts Receivable

To the extent that any accounts receivable are not paid by the date that is twelve (12) months after the Closing Date, the Purchaser and the Vendors’ Representative shall direct the Escrow Agent to pay to the Purchaser an amount equal to such unpaid receivable to the account designated by the Purchaser promptly upon notice from the Purchaser of such lack of payment.

2.11	Withholding Where Any Vendor is a Non-Resident

Notwithstanding anything herein to the contrary, the Purchaser, or the Vendors on behalf of the Purchaser, shall be entitled to withhold and remit any and all amounts from the Purchase Price equal to any withholding tax owed to any Governmental Authority as a result of the transactions contemplated by this Agreement to the extent required under Applicable Law.

2.12	Delivery of Certificates

Each Vendor shall transfer and deliver to the Purchaser at the Closing Time share certificates representing the Purchased Shares owned by such Vendor duly endorsed by such Vendor for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed by such

Vendor. The Vendors shall cause Wolf Trax Inc. to enter the Purchaser on the books of Wolf Trax Inc. as the holder of the Purchased Shares sold and to issue one or more share certificates representing such Purchased Shares to the Purchaser.

ARTICLE 3- REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties by the Vendors

Each of the Vendors hereby represents and warrants to the Purchaser as follows, and confirms that the Purchaser is relying upon the accuracy of each of such representations and warranties in connection with the purchase of the Purchased Shares and the completion of the other transactions hereunder:

(a)
Authority and Binding Obligation. The Vendor (and, with respect to any Trust Vendors, together with the Trustees, to the extent applicable) has good right, full power and absolute authority to own the Purchased Shares owned by it and to enter into this Agreement and any document or certificate given in order to carry out the transactions contemplated hereby to which it is a party, and to sell, assign and transfer the Vendor’s Shares to the Purchaser in the manner contemplated herein and to perform all of the Vendor’s obligations under this Agreement and any document or certificate given in order to carry out the transactions contemplated hereby to which it is a party.  If the Vendor is a corporation, it and its shareholders and board of directors have taken all necessary or desirable actions, steps and corporate and other proceedings to approve or authorize, validly and effectively, the entering into, and the execution, delivery and performance of, this Agreement and any document or certificate given in order to carry out the transactions contemplated hereby to which it is a party and the sale, assignment and transfer of the Vendor’s Shares by the Vendor to the Purchaser. If the Vendor is a limited partnership, it and its general partner(s) and, if required by the applicable limited partnership agreement governing such Vendor, its limited partners, have taken all necessary or desirable actions, steps and corporate and other proceedings to approve or authorize, validly and effectively, the entering into, and the execution, delivery and performance of, this Agreement and any document or certificate given in order to carry out the transactions contemplated hereby to which it is a party and the sale, assignment and transfer of the Vendor’s Shares by the Vendor to the Purchaser.  With respect to the Trust, the Trustees in accordance with the Voting Trust Agreement and otherwise as required by Applicable Law have taken all necessary or desirable actions, steps and proceedings to approve or authorize, validly and effectively, the entering into, and the execution, delivery and performance of, this Agreement and any document or certificate given in order to carry out the transactions contemplated hereby to which it is a party and the sale, assignment and transfer of the Vendor’s Shares by each of the Trust Vendors (together with the Trustees) to the Purchaser.  This Agreement has been, and each document or certificate given in order to carry out the transactions contemplated hereby to which it is a party will be, duly executed and delivered by it and is (and will on Closing be) a legal, valid and binding obligation of the Vendor (and with respect to any Trust Vendors, together with the Trustees) enforceable against the Vendor (and with respect to any Trust Vendors, together with the Trustees) in accordance with its terms subject to:

(i)	bankruptcy, insolvency, moratorium, reorganization and other Applicable Law relating to or affecting the enforcement of creditors' rights generally;

(ii)	the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court;

(iii)	the statutory and inherent powers of a court to grant relief from forfeiture, to stay execution of proceedings before it and to stay executions on judgments; and

(iv)	Applicable Law regarding limitations of actions.

(b)
No Other Purchase Agreements. Except for the Purchaser under this Agreement, no person has any agreement, option, understanding or commitment, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, option, understanding or commitment, including convertible securities, warrants or convertible obligations of any nature, for:

(i)	the purchase, subscription, allotment or issuance of, or conversion into, any of the unissued shares in the capital of the Corporate Group or any securities of the Corporate Group;

(ii)	the purchase from the Vendor (and with respect to any Trust Vendors, together with the Trustees) of any of the Purchased Shares; or

(iii)	the purchase or other acquisition from the Corporate Group of any of its undertaking, properties or assets, other than in the ordinary course of the Business.

(c)
Contractual and Regulatory Approvals.  Except as specified in Schedule E attached hereto, neither the Corporate Group nor the Vendor (and with respect to any Trust Vendors, together with the Trustees) is under any obligation, contractual or otherwise, to request or obtain the consent of any person, and no permits, licences, certifications, authorizations or approvals of, or notifications to or filings with, any Governmental Authority are required to be obtained or made by the Corporate Group or the Vendor:

(i)	in connection with the execution, delivery or performance by the Vendor or the Corporation of this Agreement or the completion of any of the transactions contemplated herein;

(ii)	to avoid the loss of any Permit; or

(iii)	in order that the authority of the Corporate Group to carry on the Business in the ordinary course and in the same manner as presently conducted remains in good standing and in full force and effect as of and following the Closing of the transactions contemplated hereunder.

Complete and correct copies of any agreements under which the Corporate Group or the Vendor is obligated to request or obtain any such consent have been provided to the Purchaser.

(d)	Status, Constating Documents and Business. The Vendors, each of them, agree that:

(i)	each of the Corporate Group Companies and each Vendor that is a corporation is duly incorporated and validly subsisting in all respects under the Applicable Law of their respective jurisdictions of incorporation as set out in Schedule F. Each Vendor that is a limited partnership is duly formed and validly subsisting in all respects under the Applicable Law of its respective jurisdiction of formation as set out in Schedule F. The Corporation is a "private company" and not a “reporting issuer”, each as defined in The Securities Act C.C.S.M. C. 550 (Manitoba), and the Corporation has not issued securities to the public by way of prospectus or exemption. The Corporate Group has all necessary corporate power to own its properties and assets and to carry on its Business as it is now being conducted.  No proceedings have been taken or authorized by any of the Vendors or by the Corporate Group or, to the best of the knowledge of the Vendors, by any other person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of any of the Vendors or the Corporate Group, as applicable. The Trustees represent and warrant that the Trust has been established and subsists as a valid trust under the laws of Manitoba and that they are the duly appointed trustees of the Trust and have the power and capacity, on behalf of the Trust, to enter into and perform their obligations under this Agreement.  This Agreement and the execution and delivery thereof by the Trustees have been duly authorized by all necessary action on the part of the Trustees on behalf of the Trust.  The Trustees have the power and authority under the Trust to carry out their obligations contained in this Agreement.  The execution and delivery of this Agreement by the Trustees on behalf of the Trust and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action of the Trustees.  This Agreement constitutes a valid and binding obligation of the Trustees, on behalf of the Trust, enforceable against the Trustees and the Trust in accordance with its terms.  Neither the Trustees nor the Trust is bound or affected by or subject to any Applicable Law that would be violated, breached by, or under which any default would occur as a result of the execution and delivery of, or the performance of obligations under, this Agreement.

(ii)	the articles, by-laws and other constating documents of the Corporate Group, as amended to the date hereof, are listed in Schedule F attached hereto, and complete and correct copies of each of those documents have been delivered to the Purchaser.

(iii)	the Corporate Group does not carry on, and has not at any time in the past carried on, any business other than the Business nor has it carried on the Business under any other subsidiaries or business names other than those as disclosed on Schedule F and to best of the knowledge of the Vendors no other person has any right or claim to carry on the Business as conducted by the Corporate Group.

(e)
Compliance with Constating Documents, Agreements and Laws.  Except for the consents described in Schedule E attached hereto, the execution, delivery and performance of this Agreement and each of the other documents or certificates given in order to carry out the transactions contemplated hereby, and the completion of the transactions contemplated hereby, will not constitute or result in a violation or breach of or default under, or cause the acceleration of any obligations of the Corporate Group under:

(i)	any term or provision of any of the articles, by-laws or other constating documents of the Corporate Group or any directors’ or shareholders’ resolutions or equivalent documents;

(ii)	subject to obtaining the contractual consents referred to in Schedule E attached hereto, the terms of any agreement (written or oral), indenture, instrument or understanding or other obligation or restriction to which the Corporate Group or Vendor is a party or by which either of them is bound; or

(iii)	subject to obtaining the regulatory consents referred to in Schedule E attached hereto, any term or provision of any of the Permits or any Order of any Governmental Authority or, except where the failure to do so would not have a material adverse effect on the Corporate Group, any Applicable Law in which the Business is carried on.

(f)
Corporate Records.  The corporate records and minute books of the Corporate Group, all of which have been made available for review by the Purchaser, contain in all material respects complete and accurate minutes of all meetings of the directors and shareholders of the Corporate Group held since their respective incorporations, and original signed copies of all resolutions and by-laws duly passed or confirmed by the directors or shareholders of the Corporate Group other than at a meeting.  All such meetings were duly valid and held. The share certificate books, register of security holders, register of transfers and register of directors and any similar corporate records of the Corporate Group are complete and accurate.  No transfer tax or similar tax payable in connection with the transfer of any securities of the Corporation is payable.

(g)
Authorized and Issued Capital.  The authorized capital of each Corporate Group Company is set out in Schedule F.  No shares or other securities of the Corporate Group have been issued in violation of any Applicable Law, the articles of incorporation, by-laws or other constating documents of each Corporate Group Company or the terms of any shareholders' agreement or any agreement to which the Corporate Group Company is a party or by which it is bound, including the Voting Trust Agreement.  The Vendor (and, with respect to any Trust Vendors, together with the Trustees) is the legal and beneficial owner of the Vendor’s Shares, with good and marketable title thereto, free and clear of any and all Encumbrances.  The Vendor (and, with respect to any Trust Vendors, together with the Trustees) has the full power, right and authority to vote and transfer the Purchased Shares owned by such Vendor, subject to the restrictions on transfer in the articles of the Corporation which shall have been complied with prior to the Closing Time. There are no restrictions on the transfer of the Purchased Shares, except those set forth in the articles of the Corporation.

(h)
Vendor Litigation.  There is no claim, demand, suit, action, cause of action, dispute, proceeding, litigation, investigation, grievance, arbitration, governmental proceeding or other proceeding, including appeals and application for review, in progress against, by or relating to the Vendor (or, with respect to any Trust Vendors, the Trustees), which could adversely affect the ability of such Vendor (or, with respect to any Trust Vendors, the Trustees) to own the Purchased Shares or to complete the transactions contemplated hereby or to otherwise observe and comply with its obligations under this Agreement or any document or certificate given in order to carry out the transactions contemplated hereby to which it is a party, nor to best of the knowledge of such Vendor are any of the same pending or threatened.  Such

Vendor is not aware of any state of facts which would provide a valid basis for any of the foregoing.

(i)
Shareholders' Agreements.  Except as listed in Schedule H attached hereto, there are no shareholders' agreements, pooling agreements, voting trusts, powers of attorney, proxies or other similar agreements with respect to the ownership or voting of any of the shares of the Corporate Group.

(j)
Permits.  The Vendors, each of them, agree that, each of the Corporate Group Companies is duly licenced, registered and qualified as a corporation to do Business, is up-to-date in the filing of all required corporate returns and other notices and filings and is otherwise in good standing in all respects, in each jurisdiction in which:

(i)	it leases property; or

(ii)	the nature or conduct of its Business or any part thereof, or the nature of the property of the Corporate Group Company or any part thereof, makes such licence, registration or qualification necessary or desirable to enable the Business to be carried on as now conducted or to enable the properties and assets of the Corporate Group Company to be owned, leased and operated by it.

All of the Corporate Group's Permits are listed in Schedule G (which includes a list of jurisdictions) attached hereto and are valid and subsisting. Complete and correct copies of the Permits have been made available to the Purchaser.  The Corporate Group is in compliance with all terms and conditions of the Permits in all material respects.  There are no proceedings in progress, pending or, to the best of the knowledge of the Vendors, threatened, which could result in the revocation, cancellation or suspension of any of the Permits.

(k)	Financial Statements. The Vendors, each of them, agree that:

(i)	The Audited Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with that of the previous fiscal year, are true, correct and complete in all material respects and present fairly the consolidated financial condition of the Corporate Group as of December 31, 2013, including the consolidated assets and liabilities of the Corporate Group and all proper accruals and adequate reserves as of that date, and the consolidated revenues, expenses and results of the operations of the Corporate Group for the fiscal year ended on that date.

(ii)	The Interim Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with the Audited Financial Statements, are true, correct and complete in all material respects and present fairly in all material respects the consolidated financial condition of the Corporate Group as of February 28, 2014, including the consolidated assets and liabilities of the Corporate Group and all proper accruals and adequate reserves as of February 28, 2014, and the consolidated revenues, expenses and results of the operations of the Corporate Group for the two (2) month period ended on February 28, 2014.

(iii)	The financial condition of the Corporate Group is now at least as good as the financial condition reflected in the Interim Financial Statements.

(l)
Books and Records. The Vendors have disclosed the existence of and made available for review by the Purchaser all of the Books and Records.  All financial transactions of the Corporate Group have been recorded in the Books and Records and the Customer and Supplier Records of the Corporate Group in accordance with good business practice. The Books and Records together with the Customer and Supplier Records:

(i)	accurately reflect in all material respects the basis for the financial condition and the revenues, expenses and results of operations of the Corporate Group shown in the Audited Financial Statements and the Interim Financial Statements; and

(ii)	together with all disclosures made in this Agreement or in the Schedules attached hereto, present fairly in all material respects the financial condition and the revenues, expenses and results of the operations of the Corporate Group as of and to the date hereof;

provided however that the Books and Records and the Customer and Supplier Records are utilized for management purposes and omit a number of disclosures which would be required in order that the financial information contained therein would be presented in accordance with generally accepted accounting principles consistently applied. For certainty, nothing in this Subsection 3.1(l) shall be taken to diminish the representation and warranty in Subsection 3.1(k).  All Non-Financial Records and Customer and Supplier Records that have not already been disclosed to the Purchaser will be disclosed to the Purchaser pursuant to Subsection 5.1(b).  All Non-Financial Records have been maintained in accordance with good business practice and accurately reflect in all material respects the condition of the Business and its assets.

(m)
Liabilities of the Corporate Group.  There are no liabilities (contingent or otherwise) of the Corporate Group of any kind whatsoever, and to the best of the knowledge of the Vendors, there is no basis for assertion against the Corporate Group of any liabilities of any kind, other than:

(i)	liabilities disclosed or reflected in or provided for in the Audited Financial Statements or the Interim Financial Statements;

(ii)	liabilities incurred since the Audited Statements Date which were incurred in the ordinary course of the routine daily affairs of the Business and, in the aggregate, are not materially adverse to the Business; and

(iii)	other liabilities disclosed in this Agreement or in the Schedules attached hereto.

(n)
Indebtedness.  Except as disclosed in the Audited Financial Statements, the Corporate Group has no bonds, debentures, mortgages, promissory notes or other indebtedness, including those maturing more than one year after the date of their original creation or issuance, and is not under any obligation to create or issue any bonds, debentures, mortgages, promissory notes or other indebtedness maturing more than one year after the date of their original creation or issuance.

(o)	Absence of Certain Changes or Events. Since the Audited Statements Date, the Corporate Group has not:

(i)	incurred any obligation or liability (fixed or contingent), except normal trade or business obligations incurred in the ordinary course of the Business, none of which is materially adverse to the Corporate Group;

(ii)	paid or satisfied any obligation or liability (fixed or contingent), except

A.	Current Liabilities included in the Audited Financial Statements;

B.	Current Liabilities incurred since the Audited Statements Date in the ordinary course of the Business; and

C.	scheduled payments pursuant to obligations under loan agreements or other contracts or commitments described in this Agreement or in the Schedules attached hereto;

(iii)	created any Encumbrance upon any of its properties or assets, except as described in this Agreement or in the Schedules attached hereto;

(iv)	sold, assigned, transferred, leased or otherwise disposed of any of its properties or assets, except in the ordinary course of the Business;

(v)	purchased, leased or otherwise acquired any properties or assets, except in the ordinary course of the Business;

(vi)	waived, cancelled or written-off any rights, claims, accounts receivable or any amounts payable to the Corporate Group, except in the ordinary course of the Business;

(vii)	entered into any transaction, contract, agreement or commitment, whether written or oral, either not in the ordinary course of the Business or which may result in the payment of money of the Corporate Group of an amount in excess of $10,000 with respect to any one transaction or series of related transactions or whose term is greater than one (1) year;

(viii)	terminated, discontinued, closed or disposed of any plant, facility or business operation;

(ix)	had any supplier terminate, or communicate to the Corporate Group the intention or threat to terminate, its relationship with the Corporate Group, or the intention to substantially reduce the quantity of products or services it sells to the Corporate Group, except in the case of suppliers whose sales to the Corporate Group are not, in the aggregate, material to the Business or the Condition of the Corporate Group;

(x)	had any customer terminate, or communicate to the Corporate Group the intention or threat to terminate, its relationship with the Corporate Group, or the intention to substantially reduce the quantity of products or services it purchases from the Corporate Group, or its dissatisfaction with the products or services sold by the Corporate Group, except in the case of customers whose purchases from the Corporate Group are not, in the aggregate, material to the Business or the Condition of the Corporate Group;

(xi)	had any key employee terminate or communicate to the Corporate Group the intention or threat to terminate his or her position with the Corporate Group or allege that a termination has taken place;

(xii)	made any material change with respect to any method of management, operation or accounting in respect of the Business;

(xiii)	suffered any damage, destruction or loss (whether or not covered by insurance) which has materially adversely affected or could materially adversely affect the Business or the Condition of the Corporate Group;

(xiv)	increased any form of compensation or other benefits payable or to become payable to any of the employees of the Corporate Group, except increases made in the ordinary course of the Business which do not exceed one percent (1%), in the aggregate, of the amount of the aggregate salary compensation payable to all of the Corporate Group's employees prior to such increase;

(xv)	suffered any extraordinary loss relating to the Business;

(xvi)	made or incurred any material change in, or become aware of any event or condition which is likely to result in a material change in, the Business or the Condition of the Corporate Group or its relationships with its customers, suppliers or employees; or

(xvii)	authorized, agreed or otherwise become committed to do any of the foregoing.

(p)
Commitments for Capital Expenditures.  The Corporate Group is not committed to make any capital expenditures, nor have any capital expenditures been authorized by the Corporate Group at any time since the Audited Statements Date, except for capital expenditures made in the ordinary course of the routine daily affairs of the Business and which, in the aggregate, do not exceed One Hundred Thousand Dollars ($100,000.00).

(q)
Dividends and Distributions.  Except as disclosed in Schedule I attached hereto, or as disclosed in writing to the Purchaser on or before Closing and confirmed in writing as a document delivered to the Purchaser at the Closing, since the Audited Statements Date, the Corporate Group has not declared or paid any dividend or made any other distribution on any of its shares of any class, or redeemed or purchased or otherwise acquired any of its shares of any class, or reduced its authorized capital or issued capital, or agreed to do any of the foregoing.

(r)	Tax Matters. The Vendors, each of them, agree that:

(i)	For purposes of this Agreement, the term "Governmental Charges" means and includes all taxes, customs duties, rates, levies, assessments, reassessments and other charges, together with all penalties, interest and fines with respect thereto, payable to any Governmental Authority.

(ii)	The Corporate Group has duly and on a timely basis prepared and filed all tax returns and other documents required to be filed by it in respect of all Governmental Charges and such returns and documents are complete and correct. Complete and correct copies of all such returns and other documents filed in respect of the three fiscal years of the Corporate Group ending prior to the date hereof have been provided to the Purchaser.

(iii)	The Corporate Group has paid all Governmental Charges which are due and payable by it on or before the date hereof. Adequate provision was made in the Audited Financial Statements and Interim Financial Statements for all Governmental Charges for the periods covered by the Audited Financial Statements and Interim Financial Statements, respectively. To the best of the knowledge of the Vendors, the Corporate Group has no liability for Governmental Charges other than those provided for in the Audited Financial Statements and those arising in the ordinary course of the operation of the Business since the Audited Statements Date.

(iv)	Canadian federal and provincial income tax assessments have been issued to each Corporate Group Company covering all past periods up to and including the fiscal year ended December 31, 2012. There are no actions, suits, proceedings, investigations, inquiries or claims now pending or made or, to the best of the knowledge of the Vendors, threatened against the Corporate Group in respect of Governmental Charges.

(v)	Except for the application by Wolf Trax USA Inc. and the Corporation for an extension of time for the filing of their respective 2013 tax returns in the United States and Canada, there are no agreements, waivers or other arrangements providing for any extension of time with respect to the filing of any tax return or other document or the payment of any Governmental Charges by the Corporate Group or the period for any assessment or reassessment of Governmental Charges. In the ordinary course, only the fiscal years of the Corporate Group subsequent to December 31, 2009 remain open for reassessment for additional taxes.

(vi)	The Corporate Group has withheld from each amount paid or credited to any person the amount of Governmental Charges required to be withheld therefrom and has remitted, or will remit, such Governmental Charges to the proper tax or other receiving authorities within the time required under applicable legislation.

(vii)	The Corporation is a Canadian-controlled private corporation, as defined in the Income Tax Act (Canada), and has been one since its incorporation.

(viii)	The Corporation does not have and has not had a Permanent Establishment in any foreign country as defined in any applicable tax treaty or convention between Canada and a foreign country that may be subject to tax by any taxing authority.

(ix)	As of the date hereof, the value of the shares of the Corporation is not, and was not at any time during the 60-month period preceding the date hereof, derived directly or indirectly from one or any combination of:

(i) real or immovable property situated in Canada;

(ii) Canadian resource properties;

(iii) timber resource properties;

(iv) options in respect of, or interests in, or for civil law rights in, property described in any of subparagraphs (i) to (iii), whether or not the property exists.

(s)
Litigation.  Except for the matters referred to in Schedule J attached hereto, there are no claims, demands, disputes, actions, suits or proceedings, judicial or administrative (whether or not purportedly on behalf of the Corporation or the Vendors) pending or, to the best of the knowledge of the Vendors, threatened, by or against or affecting the Corporate Group, at law or in equity, or before any Governmental Authority.  To the best of the knowledge of the Vendors, except for the matters referred to in Schedule J attached hereto, there are no grounds on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success.

(t)	Environmental Matters. The Vendors, each of them, agree that:

(i)	For purposes of this Agreement, the following terms and expressions will have the following meanings:

A.
“Environmental Laws” means all Applicable Law of Canada and the United States of America relating to the environment, occupational health and safety, product safety, product liability and storage and transportation of goods;

B.
“Hazardous Substances” means any waste, pollutant, contaminant, material or substance which is or may be dangerous, hazardous, toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic or which has or may have an adverse effect on the environment or which could otherwise pose a risk to health, safety or the environment or which is the subject of any Environmental Laws governing its Release, use, storage or identification, including without limitation any substance which contains polychlorinated biphenyls (PCBs), asbestos, lead, urea formaldehyde or radon gas; and

C.	“Release” means any planned application, release, spill, leak, emission, discharge, leach, dumping, emission, escape or other disposal.

(ii)	Except as disclosed in Schedule K attached hereto, to the best of the knowledge of the Vendors, (A) the Corporate Group, the operation of the Business, the properties and assets owned or used by the Corporate Group and the use, maintenance and operation thereof have been and are in compliance with all Environmental Laws; and (B) the Corporate Group has complied with all reporting and monitoring requirements under all Environmental Laws. Except as disclosed in Schedule K attached hereto, the Corporate Group has not received any notice of any non-compliance with any Environmental Laws.

(iii)	The Corporate Group has obtained all permits, certificates, approvals, registrations and licences necessary to conduct the Business and to own, use and operate the properties and assets of the Corporate Group in compliance with all Environmental Laws. All such permits, certificates, approvals, registrations and licences are listed in Schedule K attached hereto and complete and correct copies thereof have been made available to the Purchaser.

(iv)	The Corporate Group does not process potash or the minerals associated with potash to produce a concentrate nor does it conduct any associated refinery of potash or the minerals associated with potash.

(v)	Except as disclosed in Schedule K attached hereto and except when in compliance with Environmental Laws, there are no Hazardous Substances located on or in any of the properties or assets owned or used by the Corporate Group, and no Release of any Hazardous Substances has occurred on or from the properties and assets of the Corporate Group or has resulted from the operation of the Business and the conduct of all other activities of the Corporate Group. Except as disclosed in Schedule K attached hereto and except when in compliance with Environmental Laws, the Corporate Group has not used any of its properties or assets to produce, generate, store, handle, transport or dispose of any Hazardous Substances and none of the Leased Premises has been or is being used as a landfill or waste disposal site.

(vi)	Without limiting the generality of the foregoing, except as disclosed in Schedule K attached hereto, to the best of the knowledge of the Vendors, there are no underground or surface storage tanks or urea formaldehyde foam insulation, asbestos, polychlorinated biphenyls (PCBs) or radioactive substances located on or in any of the properties or assets used by the Corporate Group. The Corporate Group is not, and to the best of the knowledge of the Vendors, there is no basis upon which the Corporate Group could become, responsible for any clean-up or corrective action under any Environmental Laws.

(vii)	The Corporate Group has never conducted or had conducted an environmental audit, assessment or study of any of the properties or assets used by the Corporate Group.

(viii)	The Corporate Group does not transport Hazardous Substances except in accordance with Environmental Laws.

(u)
Title to Assets.  The Corporate Group is the owner of and has good and marketable title to all of its properties and assets, including, without limitation, all properties and assets reflected in the Audited Financial Statements and all properties and assets acquired by the Corporate Group after the Audited Statements Date, free and clear of all Encumbrances whatsoever, except for:

(i)	the properties and assets disposed of, utilized or consumed by the Corporate Group since the Audited Statements Date in the ordinary course of the Business;

(ii)	the Encumbrances disclosed or reflected in the Interim Financial Statements;

(iii)	liens for taxes not yet due and payable; and

(iv)	the Encumbrances described in Schedule L attached hereto.

No other person owns any assets or properties which are being used in the Business, except for the Leased Premises and any personal property and/or intangible property leased or licensed by the Corporate Group as set out in Schedule D, Schedule M, Schedule N and Schedule P. There are no agreements or commitments to purchase properties or assets by the Corporate Group, other than in the ordinary course of the Business.

(v)
Accounts Receivable.  The accounts receivable of the Corporate Group reflected in the Interim Financial Statements and all accounts receivable of the Corporate Group arising since the date of the Interim Financial Statements arose from bona fide transactions in the ordinary course of the Business and are valid, enforceable and fully collectible accounts (consistent with the allowances reflected in the Audited Financial Statements). Such accounts receivable are not subject to any set-off or counterclaim and are insured by Export Development Canada up to 90% of the value of any affected account receivable.

(w)
Inventory.  The current Inventory of the Corporate Group, subject to a reasonable allowance for obsolete Inventory (consistent with the allowances reflected in the Audited Financial Statements and the Interim Financial Statements), is good and usable and is capable of being processed and sold in the ordinary course of the Business at normal profit margins.

(x)
Real Properties.  The Corporate Group does not own or have any right, title or interest in any real property, except for the Corporate Group's leasehold interest in the Leased Premises.  The Corporate Group has entered into leases, licences or otherwise been granted permission of access in respect of the application of the Corporation's

(y)
Leased Premises.  Schedule D attached hereto describes all Leases. The Corporation is exclusively entitled to all rights and benefits as lessee under the Leases and the Corporation has not sublet, assigned, licensed or otherwise conveyed any rights in the Leased Premises or in the Leases to any other person.  All rental and other payments and other obligations required to be paid and performed by the Corporation pursuant to the Leases have been duly paid and  performed. The Corporation is not in default of any of its obligations under the Leases in any material respects. To the best of the knowledge of the Vendors, none of the landlords or other parties to the Leases are in default of any of their obligations under the Leases in any material respects.  Except as set out in Schedule D, the terms and conditions of the Leases will not be affected by, nor will any of the Leases be in default as a result of, the completion of the transactions contemplated hereunder.  To the best of the knowledge of the Vendors, the use by the Corporation of the Leased Premises is not in breach of any Applicable Law or official plan which in any way materially adversely affects the Corporation or the Business.  The Corporation has adequate rights of ingress to and egress from the Leased Premises for the operation of the Business in the ordinary course.

(z)
Work Orders and Deficiencies.  To the best of the knowledge of the Vendors, there are no outstanding work orders, non-compliance orders, deficiency notices or other such notices relative to the Leased Premises, the other properties and assets of the Corporate Group or the Business which have been issued by any Governmental Authority.  To the best of the knowledge of the Vendors, there are no matters under discussion with any such department, agency or authority relating to work orders, non-compliance orders, deficiency notices or other such notices. To the best of the knowledge of the Vendors, the Business is not being carried on, and none of the Leased Premises or the other properties or assets of the Corporate Group are being operated, in a manner which is in contravention of any Applicable Law in any material respects.  No amounts are owing by the Corporate Group in respect of the Leased Premises to any Governmental Authority, other than current accounts which are not in arrears.

(aa)
Condition of Properties and Equipment. To the best of the knowledge of the Vendors, the buildings and structures comprising the Leased Premises are free of any structural defect. To the best of the knowledge of the Vendors, the heating, ventilating, plumbing, drainage, electrical and air-conditioning systems and all other systems used in the Leased Premises and all machinery, equipment, tools, furniture, furnishings and materials used in the Business are in good working order, fully operational and free of any defect, except for normal wear and tear.

(bb)
Leases of Personal Property. Except as set out in Schedule M attached hereto, the Corporate Group is not the lessee under any lease of personal property in respect of which the annual financial obligation exceeds One Thousand Dollars ($1,000.00). Except for the vehicle leases described in Schedule M, the Corporate Group does not have any capital leases.

(cc)	Intellectual Property.

(i)	Schedule N attached hereto accurately and completely lists and describes:

A.
all former registered trademarks and all current trademarks and (including all material common law trademarks), service marks, logos, trade names, corporate names and business names, in each case whether or not registerable or the subject of applications for registration or registrations (the “Trademarks”);

B.
except for any advertising, sales and marketing materials, all copyrights and applications and registrations therefor, including all computer programs and software (in both source and object code formats) and databases and related documentation and manuals, in each case whether or not registered or the subject of applications for registration or registrations, and identifying which copyrights are owned by and which copyrights are licensed by the Corporation;

C.	all issued patents and pending patent applications, including the filing date, issue date and jurisdiction in which each application was filed;

D.
all material trade secrets, know-how and proprietary and confidential information, including inventions, developments, methods, products, processes, including improvements to any of the foregoing, and invention disclosures;

E.	all registered industrial designs, design patents and industrial design or design patent applications;

F.	all registered or applied for domain names;

domestic or foreign, owned by or licensed to the Corporate Group or used by the Corporate Group (including all formerly registered Intellectual Property) in carrying on the Business (all of the foregoing, together with any copyrights and trade secrets not identified in B and D above, being collectively called the "Intellectual Property"), and identifying which of such items are owned by and which are licensed to the Corporation.

(ii)	Except as provided in Schedule N attached hereto, the Corporation has good and valid title to all of the Intellectual Property other than Licensed Intellectual Property (“Owned Intellectual Property”), free and clear of any and all Encumbrances. Except as provided in Schedule N attached hereto, the Corporation has a valid and subsisting right to use any Intellectual Property licensed to the Corporation (“Licensed Intellectual Property”). The only Licensed Intellectual Property are the trademarks listed on Schedule N attached hereto as “Licensed Trademarks” and the software listed on Schedule N attached hereto as “Licensed Copyrights”. Except as provided in Schedule N attached hereto, no rights in any of the Intellectual Property have been granted or licensed by the Corporation to any other person and no other person has any rights to any of the Intellectual Property. Complete and correct copies of all agreements whereby any rights in any of the Licensed Intellectual Property have been granted or licensed to the Corporation by any other person have been provided to the Purchaser and are listed in Schedule N attached hereto. Except as provided in Schedule N attached hereto, no royalty or other fee is required to be paid by the Corporation to any other person in respect of the use of any of the Licensed Intellectual Property.

(iii)	Except as provided in Schedule N attached hereto and except for the pending patents and pending Trademarks included in the Intellectual Property, all Intellectual Property is valid and subsisting. Except as provided in Schedule N attached hereto, and to the best of the knowledge of the Vendors, all of the pending patents and pending Trademarks included in the Intellectual Property are valid and subsisting. The Corporation has protected its rights in the Intellectual Property in the manner and to the extent described in Schedule N attached hereto. All statements contained in all applications for registration of the Intellectual Property were true and correct as of the date of such applications. All Trademarks included in the Intellectual Property are in use under the applicable standard care and control provisions under all Applicable Law in Canada and in the United States. Except as provided in Schedule N attached hereto, all of the Owned Intellectual Property which has been registered, issued, renewed or applied for has been properly filed, maintained, issued, registered and renewed, as applicable, by the Corporation in accordance with all Applicable Law. Except as provided in Schedule N attached hereto, all renewal and maintenance fees in respect of the Owned Intellectual Property have been duly paid. Schedule N attached hereto lists any due dates or other actions required to be taken by the Corporation to maintain, register or issue the Owned Intellectual Property within sixty (60) days after the Closing Date.

(iv)	Except as provided in Schedule N attached hereto, the Corporation has the exclusive right to use all of the Intellectual Property. Except as provided in Schedule N attached hereto and except in respect of pending patents and pending Trademarks included in the Intellectual Property, there are no restrictions on the ability of the Corporation or any successor to or assignee from the Corporation to use and exploit all rights in the Intellectual Property.

Except as provided in Schedule N attached hereto, to the best of the knowledge of the Vendors, there are no restrictions on the ability of the Corporation or any successor to or assignee from the Corporation to use and exploit all rights in the pending patents and pending Trademarks included in the Intellectual Property. The Intellectual Property constitutes all intellectual property necessary for the conduct of the Business as presently conducted.

(v)	Except as disclosed in Schedule N attached hereto, none of the rights of the Corporation in the Intellectual Property will be impaired or affected in any way by the transactions contemplated by this Agreement.

(vi)
To the best of the knowledge of the Vendors, the making, using, and selling of all products that are only the subject of a pending patent application or products in development but not yet introduced (“New Products”), do not infringe any patent, trade mark, trade name, copyright, industrial design, trade secret or other intellectual property or proprietary right of any other person. The making, using, and selling of all products currently sold or made by or for the Corporation, other than the New Products, do not infringe any patent, trade mark, trade name, copyright, industrial design, trade secret or other intellectual property or proprietary right of any other person.  The registered Trademarks, and to the best of the knowledge of the Vendors, all other Trademarks, do not infringe the trademark rights of any third party.  To the best of the knowledge of the Vendors, the conduct of the Business does not include any activity which may constitute passing-off with respect to pending Trademarks included in the Owned Intellectual Property. The conduct of the Business does not include any activity which may constitute passing-off with respect to registered Trademarks included in the Owned Intellectual Property. The Corporation has not received any notice, complaint, threat or claim alleging that the conduct of the Business and the use of the Intellectual Property infringes upon any patent, trade mark, trade name, copyright, industrial design, trade secret or other intellectual property or proprietary right of any other person.

(vii)	The Corporation has taken all commercially reasonable measures, as appropriate, to maintain and protect the proprietary nature of the Corporation’s owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information that the Corporation owns or uses, including, but not limited to, know-how, business methods and data. The trade secrets identified in Schedule N attached hereto have been maintained as secret as required by the Applicable Law of each jurisdiction in which they are maintained to satisfy the requirements of that jurisdiction for establishing they are trade secrets.

(viii)	Except as disclosed in Schedule N attached hereto and to the best of the knowledge of the Vendors, no third party is infringing or has infringed the Intellectual Property. The Vendors have made available to the Purchaser all material correspondence with any potential infringers identified in Schedule N attached hereto and/or Schedule J hereto.

(ix)	To the best of the knowledge of the Vendors, all claims of all patents included in the Owned Intellectual Property (except for the claims in issued patents) are valid and enforceable. All claims of all issued patents included in the Owned Intellectual Property are valid and enforceable. No claims of the pending patent applications filed in Canada and in the United States of

America have been finally rejected or otherwise dismissed in a final office action by the United States Patent & Trademark Office or the Canadian Intellectual Property Office. To the best of the knowledge of the Vendors, no claims of the pending patent applications filed in any country other than Canada or the United States of America have been finally rejected or otherwise dismissed in a final office action by a patent or intellectual property office of such country.

(x)	The Corporation has not at any time received a written patent opinion.

(xi)	Except as described in Schedule N attached hereto, other than through written non-disclosure agreements or other written agreements containing confidentiality obligations, there has been no Public Disclosure of the inventions described in the issued patents included in the Intellectual Property. “Public Disclosure” includes any release of, or presentation about, any of the foregoing inventions to anyone other than the Corporation’s personnel, patent agents or legal counsel, even if that release was only to a single individual or single entity, but shall not include any such release pursuant to a written non-disclosure agreement or any other written agreement containing confidentiality obligations. Examples of Public Disclosures would include sales, discussions when trying to make a sale, marketing materials, conferences, product sampling, technical journals and other publications, trade shows and product demonstrations (whether it was inside or outside of the Corporation’s facilities).

(xii)	All joint development agreements or similar agreements under which the technology or inventions may be developed by multiple parties are specifically listed and described in Schedule N attached hereto (even if also listed in other Schedules). Except as described in Schedule N attached hereto, no intellectual property has been developed with any third party pursuant to any joint venture or otherwise.

(xiii)	No Person other than the Corporation has any right, title or interest, including any intellectual property rights, in or to any Owned Intellectual Property. Without limiting the foregoing:

(i)            each Person who has authored, invented, created, developed or contributed to the authorship, invention, creation or development of any Owned Intellectual Property has executed and delivered: (A) an assignment in writing or an agreement in writing with an assignment provision assigning all of such Person’s right, title and interest in and to such Owned Intellectual Property to the Corporation (or one of the predecessor companies which amalgamated to form the Corporation); and (B) with respect to any such Person who is an individual (including any individual engaged by any such Person which is a corporation or other non-individual), a waiver of all moral rights in all material works in respect of such Owned Intellectual Property in favour of the Corporation (or one of the predecessor companies which amalgamated to form the Corporation) and its successors, assignees and licensees; and

(ii)            neither the Corporation nor any of the predecessor companies which amalgamated to form the Corporation has at any time assigned, conveyed or transferred any intellectual property of the Corporation, in whole or in part, to any other Person.

(dd)
Subsidiaries and Other Interests. The Corporation has no subsidiaries, and has never had any subsidiaries, other than the Subsidiaries.  Neither the Corporation nor any other Corporate Group Company owns any securities issued by, or any equity or ownership interest in, any other person.  The Corporation owns, directly or indirectly, 100% of the issued and outstanding shares of each of the Subsidiaries as more particularly described in Schedule F. The Corporate Group is not subject to any obligation to make any investment in or to provide funds by way of loan, capital contribution or otherwise to any person.  Each Corporate Group Company, as applicable, has good and marketable title to the shares of the Subsidiaries, free and clear of any Encumbrances. The Corporate Group has not agreed to acquire or lease any other business operation, and the Corporate Group does not have any other investment interest in any business owned or controlled by any third party.  Schedule F sets out a true and accurate list of the directors and officers of each Corporate Group Company. The Corporation caused WOLF TRAX MEXICO " SOCIEDAD ANONIMA DE CAPITAL VARIABLE (“Wolf Trax Mexico”) to be incorporated as a wholly owned subsidiary under the laws of Mexico. Wolf Trax Mexico was never registered to carry on business in Mexico, never held any assets, never carried on business and has no liabilities or obligations (and there are no grounds or circumstances that would cause any such obligations or liabilities to arise in the future) except under the guarantee it provided to Avrio of the obligations of the Corporation.

(ee)
Partnerships or Joint Ventures. The Corporate Group is not a partner or participant in any partnership, joint venture, profit-sharing arrangement or other association of any kind and is not party to any agreement under which the Corporate Group agrees to carry on any part of the Business or any other activity in such manner or by which the Corporate Group agrees to share any revenue or profit with any other person.

(ff)
Customers.  The Vendor has provided to the Purchaser on March 19, 2014 a true and complete list of all material customers (including customers representing approximately 80% of the revenues of the Corporation invoiced in the last completed fiscal year) of the Business as of the date hereof. The Corporation is the sole and exclusive owner of, and has the unrestricted right to use, such customer list.  Such customer list, nor any information relating to the customers of the Business have (except, in the case of such information only, pursuant to non-disclosure agreements or other agreements imposing confidentiality obligations) within three years prior to the date of this Agreement, been made available to any person other than the Purchaser.  The Vendors have no knowledge of any facts which could reasonably be expected to result in the loss of any customers or sources of revenue of the Business which, in the aggregate, would be material to the Business or the Condition of the Corporate Group.

(gg)
Restrictions on Doing Business.  The Corporate Group is not a party to or bound by any agreement which would restrict or limit its right to carry on any business or activity or to solicit business from any person or in any geographical area or otherwise to conduct the Business as the Corporate Group may determine.  To the best of the knowledge of the Vendors, there are no facts or circumstances which could materially adversely affect the ability of the Corporate Group to continue to operate the Business as presently conducted following the completion of the transactions contemplated by this Agreement.

(hh)	Guarantees, Warranties and Discounts. Except as described in Schedule O attached hereto and except in accordance with the standard terms as disclosed in Schedule O attached hereto:

(i)	the Corporate Group is not a party to or bound by any agreement of guarantee, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any person;

(ii)	the Corporate Group has not given any guarantee or warranty in respect of any of the products sold or the services provided by it, except in the form of the Corporation's standard written warranty with respect to the DDP micronutrients listed therein, a copy of which has been provided to the Purchaser and is described in Schedule O, and except for warranties implied by Applicable Law; all outstanding warranty claims relating to products of the Business are described in Schedule O attached hereto;

(iii)	during each of the three fiscal years of the Corporate Group ended immediately preceding the date hereof, no claims have been made against the Corporate Group for breach of guarantee or warranty or contract requirement or negligence or for a price adjustment or other concession in respect of any defect in or failure to perform or deliver any products, services or work which had, in any such year, an aggregate cost exceeding Twenty Thousand Dollars ($20,000.00);

(iv)	there are no repair contracts or maintenance obligations of the Corporate Group in favour of the customers or users of products of the Business, except obligations incurred in the ordinary course of the Business and in accordance with the Corporation's standard terms, a copy of which has been provided to the Purchaser;

(v)	the Corporate Group is not now subject to any agreement or commitment, and the Corporate Group has not, within three years prior to the date hereof, entered into any agreement with or made any commitment to any customer of the Business which would require the Corporate Group to re-purchase any products sold to such customers or to adjust any price or grant any refund, discount or other concession to such customer; and

(vi)	the Corporate Group is not required to provide any letters of credit, bonds or other financial security arrangements in connection with any transactions with its suppliers or customers.

(ii)
Licences and Distribution Agreements.  Schedule P attached hereto lists all agreements to which the Corporate Group is a party or by which it is bound under which the right to manufacture, use or market any product, service, information, data, Intellectual Property or other property has been granted, licensed or otherwise provided to the Corporate Group or by the Corporate Group to any other person, or under which the Corporate Group has been appointed or any person has been appointed by the Corporate Group as an agent, distributor, licensee or franchisee for any of the foregoing.  None of the agreements listed in Schedule P attached hereto grant to any person any authority to incur any liability or obligation or to enter into any agreement on behalf of the Corporate Group.

(jj)
Outstanding Agreements.  The Corporate Group is not a party to or bound by any outstanding or executory agreement, contract or commitment, whether written or oral, except for the Voting Trust Agreement:

(i)	any contract, lease or agreement described or otherwise referred to in Schedule D (Leases and Leased Premises), Schedule E (Contractual and Regulatory Consents for Vendor), Schedule H (Shareholder Agreements), Schedule J (Litigation), Schedule L (Encumbrances), Schedule M (Leases of Personal Property), Schedule N (Intellectual Property), Schedule O (Guarantees, Warranties and Discounts), Schedule P (Licenses and Distribution Agreements), Schedule Q (Agreements), Schedule R (Employment Agreements), Schedule S (Employee Benefit and Pension Plans) and Schedule T (Insurance) attached hereto; and

(ii)	any contract, lease or agreement made in the ordinary course of the routine daily affairs of the Business under which the Corporate Group has a financial obligation of less than Ten Thousand Dollars ($10,000.00) per annum or which can be terminated by the Corporate Group without payment of any damages, penalty or other amount by giving not more than 30 days' notice, and which does not contain any provisions relating to (A) guarantees of another party’s obligations, (B) the grant by the Corporate Group of any exclusive rights, or (C) the transfer or assignment by the Corporate Group of any intellectual property rights.

Complete and correct copies of each of the written contracts, leases and agreements described in Schedule D (Leases and Leased Premises), Schedule H (Shareholder Agreements), Schedule M (Leases of Personal Property), Schedule N (Intellectual Property), Schedule O (Guarantees, Warranties and Discounts), Schedule P (Licenses and Distribution Agreements), Schedule Q (Agreements) and Schedule R (Employment Agreements) have been made available or provided to the Purchaser.  Reasonably detailed and accurate summaries of:

(iii)	each of the oral contracts, leases and agreements referenced in such schedules; and

(iv)	each oral amendment to the written contracts, leases and agreements described in such schedules;

will be provided to the Purchaser before the Closing Date, which summaries shall include all material terms and conditions, including financial commitments, expiry date, and any provisions relating to (A) guarantee of another party’s obligations, (B) the grant by the Corporate Group of any exclusive rights, or (C) the transfer or assignment by the Corporate Group of any intellectual property rights.

(kk)
Good Standing of Agreements.  The Corporate Group is not in default or breach of any of its obligations in any material respect under any one or more contracts, licences or agreements to which it is a party and, to the best of the knowledge of the Vendors, there exists no state of facts which, after notice or lapse of time or both, would constitute such a default or breach.  All such contracts, licences and agreements are now in good standing and in full force and effect without amendment thereto and the Corporate Group is entitled to all benefits thereunder.  Except as disclosed in Schedule 3.1(kk), to the best of the knowledge of the Vendors, the other parties to such contracts, licences and agreements are not in default or breach in any material respect of any of their obligations thereunder.  There are no contracts, licences, agreements, commitments, indentures or other instruments under which the Corporate Group's rights or the performance of its obligations are dependent on or supported by the guarantee of or any security provided by any other person.

(ll)
Compliance with Applicable Law. The Corporate Group has conducted and is conducting the Business in compliance with all Applicable Law and is not in breach of any Applicable Law, except for breaches which are not in the aggregate material to the Corporate Group or the Business, and neither the Vendors nor the Corporate Group has received any notice of any alleged breach of or investigation under any such Applicable Law.

(mm)
Employees.  The Vendors will provide the Purchaser with a list on or before the Closing Date setting forth the name, job title, duration of employment, vacation entitlement, vacation accrual, employee benefit entitlement and rate of remuneration (including bonus and commission entitlement) and the particulars of all other material terms and conditions of employment or engagement of each employee of the Corporate Group. The said list also sets forth the names of all employees of the Corporate Group who are now on disability, maternity or other authorized leave or who are receiving workers' compensation or short-term or long-term disability benefits. The information contained in the said list is true and correct as at the date hereof.  All employees of the Corporate Group are resident in Canada, except for eight employees who are resident in the United States of America and are employed by Wolf Trax USA Inc.  There is no pending or, to the best of the knowledge of the Vendors, threatened action involving any current or former employee of the Business (including any workplace safety claim) and none of the Corporate Group has, within the past two years, received or issued any letter alleging that any employee or former employee is, and to the actual knowledge of the Vendors without having made due inquiry, no employee or former employee is, performing any job duties or engaging in other activities either on behalf of any of the Corporate Group or on behalf of a competitor of the Corporate Group that would violate any employment, non-competition, non-solicitation or non-disclosure agreement between such individual and any former employer or the Corporate Group, as applicable.

(nn)
Employment Agreements. Except as listed in Schedule R attached hereto, the Corporate Group is not a party to any written or oral employment, service or consulting agreement relating to any one or more persons, except for oral employment agreements which are of indefinite term and without any special arrangements or commitments with respect to the continuation of employment or payment of any particular amount on termination of employment.

(oo)	Labour Matters and Employment Standards.

(i)	The Corporate Group is not subject to any agreement with any labour union or employee association and has not made any commitment to or conducted negotiations with any labour union or employee association with respect to any future agreement and, to the best of the knowledge of the Vendors, during the period of five years preceding the date of this Agreement there has been no attempt to organize, certify or establish any labour union or employee association in relation to any of the employees of the Corporate Group.

(ii)	There are no existing or, to the best of the knowledge of the Vendors, threatened, labour strikes or labour disputes, grievances, controversies or other labour troubles affecting the Corporate Group or the Business.

(iii)	To the best of the knowledge of the Vendors, the Corporate Group has complied with all Applicable Law applicable to it relating to employment, including those relating to wages, hours, vacation pay, collective bargaining, occupational health and safety, workers' hazardous materials, employment standards, pay equity and workers' compensation. There are no outstanding charges or complaints against the Corporate Group relating to unfair labour practices or discrimination or under any legislation relating to employees. All salaries, wages, commissions, bonuses, vacation pay, withholdings, remittances and other liabilities related to the employment of the employees that are due to be paid on or before the Closing Date in accordance with the Corporate Group's payment practices will be fully paid as of the Closing Date or allowances made therefor in accordance with Applicable Laws.

(pp)
Employee Benefit and Pension Plans.  Except as listed in Schedule S attached hereto, the Corporate Group does not have, and is not subject to any present or future obligation or liability under, any pension plan, deferred compensation plan, retirement income plan, stock option or stock purchase plan, profit sharing plan, bonus plan or policy, employee group insurance plan, hospitalization plan, disability plan or other employee benefit plan, program, policy or practice, formal or informal, with respect to any of its employees, other than the Canada Pension Plan.

(qq)
Insurance.  Schedule T attached hereto contains a true and complete list of all insurance policies maintained by the Corporate Group or under which the Corporate Group is covered in respect of its properties, assets, Business or personnel as of the date hereof, including the named beneficiaries thereunder.  Complete and correct copies of all such insurance policies have been provided to the Purchaser.  Such insurance policies are in full force and effect and the Corporate Group is not in default with respect to the payment of any premium. The Corporate Group is not in default in any material respect with respect to the provisions contained in any such insurance policy. Except as set out in Schedule T, the terms and conditions of such insurance policies will not be affected by the completion of the transactions contemplated hereunder.  To the best of the knowledge of the Vendors, there are no circumstances under which the Corporate Group would be required to or, in order to maintain its coverage, should give any notice to the insurers under any such insurance policies which has not been given. The Corporate Group has not received notice from any of the insurers regarding cancellation of such insurance policies.  The Corporate Group has not failed to present any claim under any such insurance policy in a due and timely fashion.  The Corporate Group has not received notice from any of the insurers denying any claims.

(rr)
Non-Arm's Length Matters. Each Corporate Group Company is not a party to or bound by any agreement with, is not indebted to, and no amount is owing to any Corporate Group Company by any of the Vendors or any of the Vendors’ Affiliates or any officers, former officers, directors, former directors, shareholders, former shareholders, employees or former employees (except for employment agreements with employees) of any Corporate Group Company or any person not dealing at arm's length with any of the foregoing.  Since the Audited Statements Date, the Corporate Group has not made or authorized any payments to the Vendor or any of the Vendor's Affiliates or any officers, former officers, directors, former directors, shareholders, former shareholders, employees or former employees of the

Corporate Group or to any person not dealing at arm's length with any of the foregoing, except for salaries and other employment compensation payable to employees of the Corporate Group in the ordinary course of the routine daily affairs of the Business and at the regular rates payable to them.

(ss)
Vendor's Residency and Corporation Residency.  The Corporation is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).  Each of the Vendors is not a non-resident of Canada within the meaning of the Income Tax Act (Canada), except for the following Vendors:

(i)	Janice Trosky (Indiana, USA resident)

(ii)	James Trosky (Indiana, USA resident)

(iii)	Michael Lassen (Denmark resident)

(tt)
Protection of Confidential Information. The Corporate Group has taken commercially reasonable precautions and made commercially reasonable efforts to protect the confidential information related to or used in the Business from disclosure to, or access or use by, unauthorized persons, as well as from loss, harm, theft, tampering, copying, modification, destruction, sabotage and transmission.  To the best of the knowledge of the Vendors, the Vendors are not aware of any information, security or confidentiality related to the Business having been breached by any person. Except as disclosed pursuant to the agreements listed in Schedule Q, Schedule R, Schedule P and Schedule N attached hereto, the confidential information related to or used in the Business has not been disclosed by the Corporate Group, and shall not be disclosed, to any person other than the Vendors, the Vendors’ authorized agents, the Purchaser and the Purchaser’s authorized agents, and, in such cases, only to the extent usually required in a commercial transaction. Except as set out in Schedule 3.1(tt), each such disclosure was made pursuant to the terms of a non-disclosure agreement or other agreements containing confidentiality obligations and to the best of the knowledge of the Vendors the recipient of such confidential information has not disclosed or used such confidential information in violation of such non-disclosure agreement or other agreements. None of the Vendors has disclosed confidential information related to or used in the Business to any person other than another Vendor, the Vendors’ authorized agents, the Purchaser and the Purchaser’s authorized agents or the employees of the Corporate Group.  Except in accordance with this Agreement and subject to Article 8, after the Closing the Vendors shall not use or disclose any confidential information of the Corporate Group.

(uu)	Privacy Matters.

(i)	To the best of the knowledge of the Vendors, each Corporate Group Company carries on and has carried on the Business in compliance with all Applicable Laws relating to the protection of Personal Information wherever such Personal Information may be situate;

(ii)	To the best of the knowledge of the Vendors, where consent of an individual to the collection, use or disclosure of Personal Information is required, either by law or in accordance with the Privacy Policies, such consent has been obtained in accordance with the Privacy Law and with the Privacy Policies;

(iii)	To the best of the knowledge of the Vendors, all Personal Information held by any Corporate Group Company was collected and is used and disclosed by such Corporate Group Company for reasonable and legitimate purposes in accordance with Applicable Law and the Privacy Policies;

(iv)	To the best of the knowledge of the Vendors, except as disclosed in Schedule 3.1(uu), no Corporate Group Company has transferred Personal Information to any agent or other third party service provider or contractor for any purpose. Where an information protection agreement was required, such agreements were entered into by such Corporate Group Company with the agent or third party service provider and are disclosed in Schedule 3.1(uu);

(v)	To the best of the knowledge of the Vendors, except as disclosed in Schedule 3.1(uu), there are no pending or proposed changes to the Privacy Law which would render unlawful or restrict the operations of the Corporate Group, or any part thereof, or the manufacture, sale, distribution or provision of any products or services by the Corporate Group;

(vi)	Except as disclosed in Schedule 3.1(uu),

A.	there are no current or unresolved requests for access to Personal Information, nor are the Vendors aware that any Corporate Group Company is the subject of a complaint, audit, review, investigation or inquiry or similar proceeding, made under any Privacy Law;

B.	no order has been issued, nor any recommendations made, by any Privacy Commissioner or other data protection authority, in respect of any Corporate Group Company or its authorized agents, of Personal Information held by or on behalf of a Corporate Group Company or of any privacy practices or procedures of a Corporate Group Company;

C.	no Corporate Group Company has been charged with or convicted of an offence for non-compliance with or breach of any Privacy Law nor has any Corporate Group Company been fined or otherwise sentenced for non-compliance with or breach of any Privacy Law nor has a Corporate Group Company settled any prosecution short of conviction for non-compliance with or breach of any Privacy Law;

D.	no Corporate Group Company has received any notice of any Order or commencement of proceedings of any nature, or experienced any search and seizure related to, any breach or alleged breach of or non-compliance with any Privacy Law; and

E.	to the best of the knowledge of the Vendors, there are no facts or circumstances that could give rise to breach or alleged breach of, or non-compliance with, any Privacy Law.

(vv)
Family Law Matters:  The spouse or common law partner of the Vendor, if applicable, has not in any manner whatsoever contributed work, money, or money’s worth in respect of the acquisition, management, maintenance, operation or improvement of the Purchased Shares, the Corporate Group or its properties and assets, and has not undertaken any efforts or paid any money that could result in any claim being made by the spouse or common law partner of such Vendor against such Purchased Shares, the Corporate Group or its properties and assets, nor does any such spouse or common law partner have any claim of any nature or kind whatsoever whether pursuant to the Family Maintenance Act, the Family Property Act, the Married Women's Property Act, the Divorce Act and/or any similar or successor legislation of Manitoba or of any other relevant jurisdiction, including the United States and Denmark, whether federal, state or provincial or by operation of law or equity including by way of any trust, unjust enrichment, joint family venture, community property interest and/or other equitable claims which would or could potentially give him or her an interest in or claim against any or all of the Purchased Shares.  No order has been given under any legislation whether federal, state or provincial in Manitoba or in any other jurisdiction which would or does affect the Purchased Shares, the Corporate Group or its properties and assets, or the title of any Vendor thereto in any manner whatsoever nor is there any application threatened or pending under any legislation whether federal, state or provincial at law or in equity or otherwise by any such spouse or common law partner for an Order which might affect the Purchased Shares, the Corporate Group or its properties and assets or any Vendor’s title thereto.  Each of the Vendors who is an individual resides in Manitoba and Manitoba is the place of their last habitual residence together with their spouse or common law partner, except for the following Vendors:

(i)	Janice Trosky (Indiana, USA resident);

(ii)	James Trosky (Indiana, USA resident); and

(iii)	Michael Lassen (Denmark resident).

(ww)
Compliance at Facilities.  To the best of the knowledge of the Vendors: (A) the operation of the Business conducted at each of the facilities used to manufacture, package, store, ship and handle the raw materials, packaging materials, finished goods and other materials and supplies of the Corporate Group (the “Facilities”) is in compliance with all Applicable Laws, including without limitation Environmental Laws; (B) no event, condition, occurrence or other impediment of any kind or nature has existed or exists with respect to any of the Facilities that may prevent or restrict, in whole or in part, the ability of any of the Facilities to continue to perform services for the Business consistent with past practice; and (C) no member of the Corporate Group has received any notice of any complaint, order, notice of violation or other communication from any Governmental Authority with respect to the operations conducted at any of the Facilities.

3.2	Representations and Warranties by the Purchaser

The Purchaser hereby represents and warrants to the Vendors, each of them, as follows, and confirms that the Vendors, each of them, are relying on the accuracy of each of such representations and warranties in connection with the sale of the Purchased Shares and the completion of the other transactions hereunder:

(a)
Corporate Authority and Binding Obligation. The Purchaser is a corporation duly incorporated and validly subsisting in all respects under the Applicable Law of its jurisdiction of incorporation.  The Purchaser has good right, full corporate power and absolute authority to enter into this Agreement and any document or certificate given in order to carry out the transactions contemplated hereby to which it is a party and to purchase the Purchased Shares from the Vendors in the manner contemplated herein and to perform all of the Purchaser's obligations under this Agreement and any document or certificate given in order to carry out the transactions contemplated hereby to which it is a party. The Purchaser and its shareholders and board of directors have taken all necessary or desirable actions, steps and corporate and other proceedings to approve or authorize, validly and effectively, the entering into of, and the execution, delivery and performance of, this Agreement and any document or certificate given in order to carry out the transactions contemplated hereby to which it is a party and the purchase of the Purchased Shares by the Purchaser from the Vendors. No proceedings have been taken or authorized by the Purchaser or by any other person with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the Purchaser. This Agreement is a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms subject to:

(i)	bankruptcy, insolvency, moratorium, reorganization and other Applicable Law relating to or affecting the enforcement of creditors' rights generally;

(ii)	the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court;

(iii)	the statutory and inherent powers of a court to grant relief from forfeiture, to stay execution of proceedings before it and to stay executions on judgments; and

(iv)	Applicable Law regarding limitations of actions.

(b)
Contractual and Regulatory Approvals.  Except as specified in Schedule U attached hereto, the Purchaser is not under any obligation, contractual or otherwise, to request or obtain the consent of any person, and no permits, licences, certifications, authorizations or approvals of, or notifications to, or filings with, any Governmental Authority are required to be obtained by the Purchaser in connection with the execution, delivery or performance by the Purchaser of this Agreement or the completion of any of the transactions contemplated herein.  Complete and correct copies of any agreements under which the Purchaser is obligated to request or obtain any such consent have been provided to the Vendors.

(c)
Compliance with Constating Documents, Agreements and Laws.  The execution, delivery and performance of this Agreement and each of the other agreements contemplated or referred to herein by the Purchaser, and the completion of the transactions contemplated hereby, will not constitute or result in a violation or breach of or default under:

(i)	any term or provision of any of the articles, by-laws or other constating documents of the Purchaser;

(ii)	subject to obtaining the contractual consents referred to in Schedule U attached hereto, the terms of any indenture, agreement (written or oral), instrument or understanding or other obligation or restriction to which the Purchaser is a party or by which it is bound; or

(iii)	subject to obtaining the regulatory consents referred to in Schedule U attached hereto, any term or provision of any licences, registrations or qualifications of the Purchaser or any Order of any Governmental Authority

or, except where the failure to do so would not have a material adverse effect on the Corporate Group, any Applicable Law of any jurisdiction.

(d)	Purchaser’s Residency. The Purchaser is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

(e)	Investment Canada Act. The Purchaser is a WTO Investor within the meaning of the Investment Canada Act (Canada).

(f)
Sufficient Funds.  The Purchaser has sufficient funds or committed financing available to complete the purchase of the Purchased Shares at the Purchase Price and to pay all of its related fees and expenses.

ARTICLE 4 - SURVIVAL AND LIMITATIONS OF REPRESENTATIONS AND WARRANTIES

4.1	Survival of Warranties by the Vendors

The representations and warranties made by the Vendors in this Agreement, or contained in any document or certificate given in order to carry out the transactions contemplated hereby, will survive the Closing and, notwithstanding such Closing, shall continue in full force and effect for the benefit of the Purchaser, subject to the following provisions of this Section:

(a)	Except as provided in Subsections (b), (c) and (d) of this Section, no Warranty Claim may be made or brought by the Purchaser after the date which is 2 years from the Closing Date.

(b)
Any Warranty Claim which is based on or relates to the tax liability of the Corporate Group for a particular taxation year may be made or brought by the Purchaser at any time prior to the date that is 6 months following the expiration of the period (if any) during which an assessment, reassessment or other form of recognized document or determination assessing liability for tax, interest or penalties in respect of such taxation year under applicable tax legislation could be issued, assuming that the Corporate Group does not after Closing file any waiver or similar document extending such period as otherwise determined.

(c)
Any Warranty Claim which is based on or relates to the representations and warranties set out in Subsection 3.1(cc) (Intellectual Property) may be made or brought by the Purchaser within 5 years and, if the Vendors obtain insurance in respect of such representation and warranties, 7 years, from the Closing Date.

(d)
Any Warranty Claim which is based on or relates to the representations and warranties set out in Subsections 3.1(a), 3.1(b), 3.1(d), 3.1(g) and 3.1(h) may be made or brought by the Purchaser at any time.

After the expiration of the period of time referred to in Subsections 4.1(a) (b) and (c), the Vendors will be released from all obligations and liabilities in respect of the representations and warranties made by the Vendors contained in this Agreement or in any document or certificate given in order to carry out the transactions contemplated hereby, except with respect to any Warranty Claims made by the Purchaser in writing prior to the expiration of such period and subject to the rights of the Purchaser to make any claim permitted by Subsection 4.1(d). For greater certainty, all covenants and agreements of the Vendors contained in this Agreement or any document or certificate given in order to carry out the transactions contemplated hereby shall survive the Closing and continue until they are fully performed. Also for greater certainty, there shall be no limitation on the right of the

Purchaser to bring any claim, action or proceeding based on any fraudulent misrepresentation of any of the Vendors.

4.2	Survival of Warranties by the Purchaser

The representations and warranties made by the Purchaser in this Agreement, or contained in any document or certificate given in order to carry out the transactions contemplated hereby, will survive the Closing and, notwithstanding such Closing, shall continue in full force and effect for the benefit of the Vendors, each of them, provided that no Warranty Claim may be made or brought by the Vendors, any of them, after the date which is 2 years from the Closing Date.  For greater certainty, all covenants and agreements of the Purchaser contained in this Agreement or any document or certificate given in order to carry out the transactions contemplated hereby shall survive the Closing and continue until they are fully performed. Also for greater certainty, there shall be no limitation on the right of the Vendor to bring any claim, action or proceeding based on any fraudulent misrepresentation of the Purchaser.

4.3	Limitation on Warranty Claims

The Parties agree that:

(a)
The Purchaser shall not be entitled to make a Warranty Claim to the extent that the certificate provided by the Vendors pursuant to Subsection 6.1(a) expressly sets out the inaccuracy, non-performance, non-fulfillment or breach and identifies the applicable representation and warranty given under Section 3.1 which is the basis for such Warranty Claim and the Purchaser completes the transactions hereunder notwithstanding such inaccuracy, non-performance, non-fulfillment or breach.

(b)	The amount of any damages which may be claimed by the Purchaser pursuant to a Warranty Claim shall be calculated to be the cost or loss to the Purchaser after giving effect to:

(i)	any insurance proceeds available to the Corporate Group in relation to the matter which is the subject of the Warranty Claim after factoring in any impact on the Purchaser’s insurance premiums; and

(ii)	the value of any related, determinable tax benefits realized, or which will (with reasonable certainty) be realized within a 3 year period following the date of incurring such cost or loss, by the Corporate Group or the Purchaser in relation to the matter which is the subject of the Warranty Claim.

(c)
The Purchaser shall not be entitled to make any Warranty Claim until the aggregate amount of all damages, losses, liabilities and expenses incurred by the Purchaser as a result of the inaccuracy, non-performance, non-fulfillment or breach of representations and warranties contained in this Agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby, after taking into account Subsection (b) of this Section, is equal to or greater than Five Hundred Thousand Dollars ($500,000.00), unless the Vendors are able to obtain insurance in respect of their representations and warranties hereunder, in which case this amount shall become Four Hundred Thousand Dollars ($400,000.00) .  After the aggregate amount of such damages, losses, liabilities and expenses incurred by the Purchaser exceeds Five Hundred Thousand Dollars ($500,000.00) or Four Hundred Thousand Dollars ($400,000.00), as applicable, the Purchaser shall only be entitled to make Warranty Claims to the extent that such aggregate amount, after taking into account the provisions of Subsection (b) of this Section, exceeds Two Hundred and Fifty Thousand Dollars ($250,000.00).

(d)
Notwithstanding any other provision of this Agreement or of any agreement, certificate or other document made in order to carry out the transactions contemplated hereby, the maximum aggregate liability of the Vendors in respect of all Warranty Claims by the Purchaser will be limited to:

(i)	the Purchase Price, in respect of breaches of the representations and warranties referenced in Subsection 4.1(d);

(ii)	in all other cases, the amount of the Holdback.

(e)	Subsections 4.3(a), 4.3(b) and 4.3(c) and paragraph 4.3(d)(ii) shall apply to Warranty Claims made by the Vendors against the Purchaser, mutatis mutandis.

(f)	Where a Party has a right to make a Warranty Claim, the right to enforce that Warranty Claim in court proceedings remains subject to applicable limitation periods imposed by law.

ARTICLE 5 -  COVENANTS OF THE VENDORS, PURCHASER AND GUARANTOR

5.1	Closing Covenants by the Vendors

The Vendors (and with respect to the Trust Vendors, together with the Trustees), each of them, covenant to the Purchaser that they will do or cause to be done the following:

(a)
Conduct of Business in Ordinary Course. During the Interim Period, the Vendors shall cause the Corporate Group to carry on the Business with reasonable diligence and in the ordinary course, including to: (i) keep accurate Books and Records; (ii) not make any modification in its usual sales, accounting or management practices; (iii) maintain good business relationships with its customers; (iv) not transfer or dispose of any of the assets of the Corporate Group, except for Inventory disposed of in the ordinary course of the Business; and (v) not make any general or specific increase in the remuneration of employees nor grant to them any additional benefits except for normal salary increases at normal review dates in accordance with the normal policy of the Business nor make any material change to their role or job description.

(b)
Access for Investigation. During the Interim Period, the Vendors shall cause the Corporate Group to permit the Purchaser’s representative, Keith Espelien and/or his designate, and such other representatives as may be approved by the Vendors, such approval not to be unreasonably withheld or delayed, to have access during the normal business hours of the Corporate Group to its assets, the Books and Records, the Non-Financial Records (other than formulas), and the key employees of the Corporate Group, including those identified on Schedule 6.1(b) attached hereto, on condition that no person given access unreasonably interferes with the ordinary conduct of the Business by the Corporate Group. The Vendors shall cause the Corporate Group to provide to the Purchaser copies of, or shall permit the Purchaser to copy, as decided by the Purchaser, the Books and Records and Non-Financial Records (other than formulas) and such operating data and other information with respect to the Business and the assets of the Corporate Group as the Purchaser shall from time to time reasonably request. Notwithstanding the foregoing, the Purchaser will be provided with the formulas and the Customer and Supplier

Records, but the Purchaser shall not be entitled to make copies of such formulas or Customer and Supplier Records.

Except in accordance with this Agreement, the Purchaser shall not use or disclose any confidential information of the Corporate Group during the Interim Period, except for permitted disclosures as provided for in the Confidentiality Agreement.

(c)
Disclosure. During the Interim Period, each of the Vendors shall promptly disclose in writing to the Purchaser any matter inconsistent in any respect with any of the representations or warranties contained herein, including any breach or suspected breach of Applicable Law.  Except as provided in Subsection 4.3(a), no such disclosure, however, shall cure any misrepresentation or breach of warranty for the purposes of Section 6.1.

(d)	Avrio Conversion. Avrio shall exercise, at or before the Closing Time, all of its rights to obtain shares of the Corporation under the Avrio Debenture.

(e)
Transfer of Purchased Shares.  At or before the Closing Time, each of the Vendors (and, with respect to any Trust Vendors, together with the Trustees) will cause all necessary steps and proceedings to be taken in order to permit the Vendor’s Shares to be duly and regularly transferred to the Purchaser free of any Encumbrances.

(f)
Worker’s Compensation. At or before the Closing Time, the Vendors shall cause the Corporate Group to provide to the Purchaser satisfactory evidence that the Corporate Group is registered under all material applicable workers’ compensation or similar legislation and is in good standing thereunder.

(g)
Resignation of and Releases by Officers and Directors.  At or before the Closing Time, the Vendors will cause each person who is a director or officer of the Corporate Group, other than such persons as may be designated in writing by the Purchaser, to (i) submit his written resignation as a director or officer to the Corporate Group which will be effective at the Closing Time, and (ii) execute and deliver to the Corporate Group a release in such form as is satisfactory to the Purchaser, acting reasonably.

(h)
Releases by the Vendors and Trustees.  At the Closing Time, the Vendors (and the Trustees with respect to any Trust Vendors) will each execute and deliver to the Corporate Group a release in such form as is satisfactory to the Purchaser, acting reasonably.  In the case of Geoffrey Gyles and Kerry Green, such releases shall include a voluntary resignation of employment and waiver and release of all severance entitlements, except to the extent contemplated by the agreement amending their employment agreements, a copy of which will be attached as Appendix I to such release.

(i)
Post-Closing Assistance.  After the Closing, upon reasonable notice, for a period of two (2) years, each Vendor will give to the representatives, employees, counsel and accountants of the Purchaser and the Corporate Group such assistance as may be reasonably requested in connection with the preparation of tax and financial reporting matters, audits, legal proceedings and governmental investigations.  The Purchaser shall reimburse each such Vendor for any reasonable out-of-pocket costs incurred by such Vendor in providing such assistance.

(j)
Termination of Individual Pension Plans. The Vendors covenant and agree that, prior to the Closing Date, they will do as follows with respect to the Individual Pension Plan of Wolf Trax for Geoffrey Gyles and the Individual Pension Plan of Wolf Trax for Kerry Green (collectively referred to as the "Pension Plans"):

(i)	take all actions and steps necessary to terminate the Pension Plans in their entirety;

(ii)	ensure that said Pension Plans are fully funded and meet any and all solvency tests required by law;

(iii)	ensure that there is no liability or potential liability on the part of the Purchasers with respect to said Pension Plans;

(iv)	satisfy any and all regulatory requirements with respect to termination which may exist with respect to said Pension Plans; and

(v)	in the event that the assets or commuted value of said Pension Plans are transferred to other plans or otherwise disbursed, this shall occur prior to the Closing Date and such transfers or disbursements will be done in full compliance of all applicable tax and regulatory requirements.

(k)
Termination of the Voting Trust. At or before the Closing Time, the Trustees shall cause the Voting Trust to be terminated and shall provide satisfactory evidence of such termination to the Purchaser, acting reasonably.

(l)
IP Deliveries. At or before the Closing Time, the Vendors shall provide the Purchaser with a list of all patent priority dates together with a list of all passwords and other details required to access and administer all of the registered domains set forth in Schedule N hereto.

(m)
Infringer Correspondence. Prior to Closing, the Vendors will provide to the Purchaser copies of all correspondence with any potential infringers identified in Schedule N attached hereto and/or in Schedule J attached hereto that is in the possession of the Vendors or their legal counsel.

5.2	Closing Covenants by the Purchaser

(a)	The Purchaser shall, at its own cost, make available to the Vendors any documentation required for the Vendors to fulfill their obligations under Subsection 5.1(i).

(b)	The Purchaser shall maintain product liability insurance in respect of products of the Corporate Group for a minimum period of two (2) years following the Closing Date.

(c)
After the Closing, upon reasonable notice, for a period of two (2) years, the Purchaser will give to the representatives, counsel and accountants of the Vendors such access and/or assistance as may be reasonably requested in connection with the preparation of tax and financial reporting matters, audits, legal proceedings and governmental investigations with respect to the Corporate Group and the period prior to the Closing Date, including any stub return required to be completed in respect of the period ending on or before the Closing Date.  The Vendors shall reimburse the Purchaser for any reasonable out-of-pocket costs incurred by the Purchaser in providing such tax return preparation and other assistance.

5.3	Covenants of the Guarantor The Guarantor hereby guarantees:

(a)	all of the representations and warranties of the Purchaser hereunder; and

(b)	the performance of the covenants and obligations of the Purchaser hereunder;

and, as a consequence thereof, shall itself be liable to the Vendors and each of them for any damages, losses, costs and expenses incurred or suffered by the Vendors as a result of any breach or non-fulfilment of any representation, warranty, covenant or other obligation of the Purchaser or the Guarantor contained herein to the extent that the Purchaser would be liable pursuant to this Agreement.  For certainty, the Guarantor shall be entitled to raise as a defense to the guaranteed representations, warranties, covenants and obligations all defenses and rights available to be raised or relied upon by the Purchaser under this Agreement or otherwise, provided that the Guarantor shall not be entitled to raise as a defense the bankruptcy or insolvency of the Purchaser.

ARTICLE 6- CONDITIONS

6.1	Conditions to the Obligations of the Purchaser

Notwithstanding anything herein contained, the obligation of the Purchaser to complete the transactions provided for herein will be subject to the fulfillment of the following conditions at or prior to the Closing Time, and the Vendors covenant to use their best efforts to ensure that such conditions are fulfilled.

(a)
Accuracy of Representations and Warranties and Performance of Covenants.  The representations and warranties of the Vendors contained in this Agreement or in any documents or certificates delivered in order to carry out the transactions contemplated hereby shall be true and accurate on the date hereof and at the Closing Time with the same force and effect as though such representations and warranties had been made as of the Closing Time (regardless of the date as of which the information in this Agreement or in any Schedule or other document or certificate made pursuant hereto is given).  In addition, the Vendors shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by each of them at or prior to the Closing Time.  In addition, the Vendors shall have delivered to the Purchaser a certificate in such form as is satisfactory to the Purchaser, acting reasonably, confirming that the facts with respect to each of such representations and warranties by the Vendors are as set out herein at the Closing Time and that the Vendors have performed each of the covenants required to be performed by them hereunder.  For certainty, each Vendor must sell its shares to the Purchaser such that the Purchaser is purchasing 100% of the issued and outstanding shares of Wolf Trax Inc.

(b)
Material Adverse Changes.  During the Interim Period there will have been no change in the Business or the Condition of the Corporate Group, howsoever arising, except changes which have occurred in the ordinary course of the Business and which, individually or in the aggregate, have not affected the Business or the Condition of the Corporate Group in any material adverse respect and the Vendors’ Representative, on behalf of themselves and all other Vendors, shall have delivered to the Purchaser a bring-down certificate in such form as is satisfactory to the Purchaser, acting reasonably, at the Closing Time confirming that the condition in this Subsection has been satisfied. Without limiting the generality of the foregoing, during the Interim Period:

(i)	no damage to or destruction of any material part of the properties or assets of the Corporate Group shall have occurred, whether or not covered by insurance;

(ii)	none of the employees of the Corporate Group whom the Purchaser has designated in a list sent to the President and is hereby reproduced as Schedule 6.1(b) of any Corporate Group Company to be “key employees” shall have resigned or have indicated their intention to resign from employment with the Corporate Group; and

(iii)	none of the 3 largest customers of the Business based on 2013 sales revenues will have ceased, or advised the Corporate Group or the Purchaser of their intention to cease, purchasing from or doing business with the Corporate Group.

(c)
Avrio Conversion. At or before the Closing Time, the Purchaser shall have received evidence of (i) the exercise by Avrio of its right under all of the convertible debentures issued to it by the Corporation to convert the debt evidenced thereby into that number of Class A Common Shares set forth opposite its name in Schedule A, (ii) confirmation of termination of such debenture, (iii) release of all security granted by the Corporate Group and Wolf Trax Mexico in respect of such debenture, and (iv) evidence of discharge of any security interests registered by Avrio against the Corporate Group.

(d)
No Restraining Proceedings.  No Order of any Governmental Authority having jurisdiction shall have been made, and no action or  proceeding shall be pending or threatened which, in the opinion of counsel to the Purchaser, could reasonably result in an Order:

(i)	to disallow, enjoin, prohibit or impose any limitations or conditions on the purchase and sale of the Purchased Shares contemplated hereby or the right of the Purchaser to own the Purchased Shares or otherwise prevent or restrict a Party from performing any of its obligations in this Agreement or in any documents or certificates delivered in order to carry out the transactions contemplated hereby; or

(ii)	to impose any limitations or conditions which may have a material adverse effect on the Business or the Condition of the Corporate Group.

(e)
Consents.  All consents and approvals required to be obtained in order to carry out the transactions contemplated hereby in compliance with all Applicable Law and agreements binding on the Parties hereto shall have been obtained, including the consents and approvals referred to in Schedule E and Schedule U attached hereto.

(f)
Receipt of Closing Documentation. All documentation relating to the sale and purchase of the Purchased Shares including any documents or certificates delivered in order to carry out the transactions contemplated hereby relating to the due authorization and completion of such sale and purchase and all actions and proceedings taken on or prior to the Closing in connection with the performance by the Vendors (and, with respect to any Trust Vendors, together with the Trustees) of their obligations under this Agreement shall be satisfactory to the Purchaser and its counsel, acting reasonably. The Purchaser shall have received copies of the documents or certificates to be delivered on or before Closing and all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated hereby and the taking of all corporate proceedings in connection therewith in form (as to certification and otherwise) and substance satisfactory to the Purchaser and its counsel, acting reasonably.

(g)
Termination of Voting Trust Agreement and Shareholders Agreements.  Prior to the Closing Time, the Purchaser shall have received from the Vendors’ Representative or the Vendors, as applicable, evidence of termination of:

(i)	the Voting Trust Agreement; and

(ii)	all shareholders agreements, including

(A)            the Memorandum of an Agreement between Kerry Green, Geoff Gyles, those persons described in Schedule “A” thereto (the non-employee shareholders), those persons becoming parties thereto by executing Schedule “B” thereto (the employee shareholders), Thompson Dorfman Sweatman LLP and the Corporation, dated May 20, 2004 (the “Suspended USA”); and

(B)            the Unanimous Shareholders’ and Securityholders’ Agreement among Avrio, the Corporation and Shareholders (as defined in Schedule “A” thereto), dated as of December 23, 2010 (the “Avrio USA”).

(h)
Landlord Estoppel Certificates.  Prior to the Closing Time, the Purchaser shall have received from the landlords of the Leased Premises executed copies of estoppel certificates in the form of the draft certificate attached hereto as Schedule X.

(i)	RBC. At the Closing Time, the Purchaser shall have received:

(i)	from Royal Bank of Canada (“RBC”), in writing:

(A)            confirmation that all amounts owing under the credit facility provided to the Corporation under that certain credit agreement dated as of February 11, 2008, as amended by agreement dated July 31, 2009 (the “RBC Loan Agreement”) have been fully paid and that such agreement and the credit facility have been terminated;

(B)            a release of any security interests in connection with (A) above;

(C)            a consent or waiver of any requirement to provide prior notice of any change of control of the Corporation under the terms of the RBC Loan Agreement; and

(D)            a release of any guarantees and assurances provided by the Corporate Group in respect of any loans made to, or other obligations or liabilities owing to RBC by, any of the Vendors or any of the employees of the Corporate Group; and

(ii)	from the Vendors’ Representative, evidence of discharge of any security interests registered by RBC against the Corporate Group.

(j)
Gyles and Green Confirmations. At the Closing Time, the Purchaser shall have received written confirmation from Geoff Gyles and Kerry Green that (i) no amounts are owing to them under any promissory notes or otherwise, and (ii) the license agreements granting them an interest in the intellectual property of the Corporation are terminated.

(k)
Releases by the Vendors and Trustees.  At the Closing Time, the Vendors (and Trustees with respect to any Trust Vendors) shall each have executed and delivered to the Corporate Group and the Purchaser a release in such form as is satisfactory to the Purchaser, acting reasonably.

(l)
Resignations and Releases by Directors and Officers.  At the Closing Time, each person who is a director or officer of the Corporate Group and who is resigning as such, as determined by the Purchaser, shall have executed and delivered to the Corporate Group and the Purchaser a resignation from all positions with the Corporate Group and a release in such form as is satisfactory to the Purchaser, acting reasonably.

(m)
Employment Agreements.  On or before the Closing Date, each of Michelle Le Heiget and Jereleen Brydon shall have each executed and delivered to the Purchaser and the Corporate Group amended employment agreements satisfactory to the Purchaser in its sole discretion, acting reasonably.

(n)	Non-Competition, Confidentiality, Retention, US Employment, and Consulting Agreements. At the Closing Time:

(i)	the Vendors, other than Avrio, shall have each executed and delivered to the Purchaser and the Corporate Group a non-competition and confidentiality agreement in the form set forth in Schedule DD.

(ii)	Avrio shall have each executed and delivered to the Purchaser and the Corporate Group a confidentiality agreement in the form set forth in Schedule EE.

(iii)	The employees designated under Subsection 6.1(b) shall have each executed and delivered to the Purchaser and the Corporate Group retention agreements in the form set forth in Schedule FF.

(iv)	Each of Geoffrey Gyles and Kerry Green, or a corporation controlled by them, will execute and deliver to the Purchaser and the Corporate Group consulting agreements with a term of 6 months in such form as is satisfactory to the Purchaser, acting reasonably.

(o)
Escrow Agreement. At the Closing Time, each of the Vendors and the Escrow Agent shall have executed and delivered the Escrow Agreement in such form as is satisfactory to the Purchaser and the Vendors, in each case, acting reasonably.

(p)
Opinion of Vendors’ Counsel.  At the Closing Time, the Purchaser shall have received an opinion of Vendors’ Counsel in in such form as is satisfactory to the Purchaser, acting reasonably, with respect to the due authorization and execution of this Agreement by the Vendors, which opinion may rely on certificates of one or more senior officers of the Vendors which are corporations as to factual matters and may rely on opinions of local counsel with respect to matters governed by Applicable Law other than the laws of the Province of Manitoba and the federal laws of Canada applicable in the Province of Manitoba.

6.2	Waiver or Termination by Purchaser

The conditions contained in Section 6.1 hereof are inserted for the exclusive benefit of the Purchaser and may be waived in whole or in part by the Purchaser at any time.  The Vendors acknowledge that the waiver by the Purchaser of any condition or any part of any condition, as the case may be, shall constitute a waiver only of such condition or such part of such condition, as the case may be, and shall not constitute a waiver of any covenant, agreement, representation or warranty made by the Vendors herein that corresponds or is related to such condition or such part of such condition, as the case may be.  If any of the conditions contained in Section 6.1 hereof are not fulfilled or complied with as herein provided, the Purchaser may, at or prior to the Closing Time at its option, rescind this Agreement by notice in writing to the Vendors and in such event the Purchaser shall be released from all obligations hereunder and, unless the condition or conditions which have not been fulfilled are reasonably capable of being fulfilled or caused to be fulfilled by the Vendors, and provided that none of the Vendors is in breach of its representations, warranties or covenants under this Agreement, then the Vendors shall also be released from all obligations hereunder.

6.3	Conditions to the Obligations of the Vendors

Notwithstanding anything herein contained, the obligation of the Vendors (and with respect to the Trust Vendors, together with the Trustees), each of them, to complete the transactions provided for herein will be subject to the fulfillment of the following conditions at or prior to the Closing Time, and the Purchaser will use its best efforts to ensure that such conditions are fulfilled.

(a)
Accuracy of Representations and Warranties and Performance of Covenants.  The representations and warranties of the Purchaser contained in this Agreement or in any documents or certificates delivered in order to carry out the transactions contemplated hereby shall be true and accurate on the date hereof and at the Closing Time with the same force and effect as though such representations and warranties had been made as of the Closing Time (regardless of the date as of which the information in this Agreement or in any such Schedule or other document or certificate made pursuant hereto is given).  In addition, the Purchaser shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by it at or prior to the Closing Time.  In addition, the Purchaser shall have delivered to the Vendor a certificate in such form as is satisfactory to the Vendors, acting reasonably, confirming that the facts with respect to each of the representations and warranties by the Purchaser are as set out herein at the Closing Time and that the Purchaser has performed each of the covenants required to be performed by it hereunder.

(b)
No Restraining Proceedings.  No Order of any Governmental Authority having jurisdiction shall have been made, and no action or proceeding shall be pending or threatened which, in the opinion of  the Vendors’ Counsel, could reasonably result in an Order to disallow, enjoin, prohibit or impose any limitations or conditions on the purchase and sale of the Purchased Shares contemplated hereby or otherwise prevent or restrict a Party from performing any of its obligations in this Agreement or in any documents or certificates delivered in order to carry out the transactions contemplated hereby.

(c)
Receipt of Closing Documentation. All documentation relating to the sale and purchase of the Purchased Shares including any documents or certificates delivered in order to carry out the transactions contemplated hereby relating to the due authorization and completion of such sale and purchase and all actions and proceedings taken on or prior to the Closing in connection with the performance by the Purchaser of its obligations under this Agreement shall be satisfactory to the Vendors and Vendors’ Counsel, acting reasonably. The Vendors shall have received copies of the documents or certificates to be delivered on or before Closing and all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated hereby and the taking of all corporate proceedings in connection therewith in form (as to certification and otherwise) and substance satisfactory to the Vendors and the Vendors’ Counsel, acting reasonably.

(d)
Release by the Corporate Group.  At the Closing Time, the Vendors, each of them, will have received a release from the Corporate Group in such form as is satisfactory to the Vendors, acting reasonably, releasing the Vendors from all claims, demands, covenants and obligations whatsoever based on any matter or thing arising prior to the Closing Time, except for the performance of the Vendors’ obligations under this Agreement and any document or certificate given in order to carry out the transactions contemplated hereby.

(e)
Escrow Agreement. At the Closing Time, the Purchaser and the Escrow Agent shall have executed and delivered the Escrow Agreement in such form as is satisfactory to the Purchaser and the Vendors, in each case, acting reasonably.

(f)
Opinion of Purchaser's Counsel.  At the Closing Time, the Vendors shall have received an opinion of the Purchaser's counsel in such form as is satisfactory to the Vendors, acting reasonably, with respect to due authorization and execution of this Agreement by the Purchaser, which opinion may rely on certificates of one or more senior officers of the Purchaser as to factual matters.

6.4	Waiver or Termination by Vendors.

The conditions contained in Section 6.3 hereof are inserted for the exclusive benefit of the Vendors, each of them, and may be waived in whole or in part by the Vendors at any time.  The Purchaser acknowledges that the waiver by the Vendors of any condition or any part of any condition, as the case may be, shall constitute a waiver only of such condition or such part of such condition, as the case may be, and shall not constitute a waiver of any covenant, agreement, representation or warranty made by the Purchaser herein that corresponds or is related to such condition or such part of such condition, as the case may be.  If any of the conditions contained in Section 6.3 hereof are not fulfilled or complied with as herein provided, the Vendors may, at or prior to the Closing Time at their option, rescind this Agreement by notice in writing to the Purchaser and in such event the Vendors, each of them, shall each be released from all obligations hereunder and, unless the condition or conditions which have not been fulfilled are reasonably capable of being fulfilled or caused to be fulfilled by the Purchaser, and provided that the Purchaser is not in breach of their representations, warranties or covenants under this Agreement, then the Purchaser shall also be released from all obligations hereunder.

ARTICLE 7 - CLOSING

7.1	Closing Arrangements

Subject to the terms and conditions hereof, the transactions contemplated herein shall be closed at the Closing Time at the offices of the Vendors’ Counsel at 2200 - 201 Portage Avenue, Winnipeg, Manitoba or at such other place or places as may be mutually agreed on by the Vendors and the Purchaser.

7.2	Purchase Price and Documents to be Delivered

Subject to the terms and conditions of this Agreement, at or before the Closing Time, the Vendors (and with respect to the Trust Vendors, together with the Trustees) shall execute, or cause to be executed, and shall deliver, or cause to be delivered, to the Purchaser all documents, instruments and things which are to be delivered by the Vendors pursuant to the provisions of this Agreement, and the Purchaser shall execute, or cause to be executed, and shall deliver, or cause to be delivered, to the Vendors’ Counsel and the Escrow Agent the wire transfers required under Sections 2.3 and 2.4, respectively, and all documents, instruments and things which are to be delivered by the Purchaser pursuant to the provisions of this Agreement.

7.3	Effective Time

The Vendors and the Purchaser agree to treat the purchase and sale of the Purchased Shares as having occurred at the Effective Time for accounting purposes, notwithstanding that the Closing Time may occur after the Effective Time.

ARTICLE 8- INDEMNIFICATION

8.1	Indemnity by the Vendors

The Parties agree that:

(a)
Subject to the provisions of Section 1.13, the Vendors hereby jointly and severally agree to indemnify and save the Purchaser and its directors, officers and employees (collectively, “Representatives”) harmless from and against any claims, demands, actions, causes of action, damages, losses, deficiencies, costs, liabilities and expenses, including reasonable legal fees, (collectively, “Loss”) which may be made or brought against the Purchaser or its Representatives or which the Purchaser or its Representatives may suffer or incur as a result of, in respect of or arising out of:

(i)	any non-performance or non-fulfillment of any covenant or agreement on the part of the Vendors contained in this Agreement or in any document or certificate given in order to carry out the transactions contemplated hereby;

(ii)	any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty made by the Vendors (and with respect to the Trust Vendors, together with the Trustees) contained in this Agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby;

(iii)	with respect to quality issues or defects in manufacture only, any product shipped or manufactured by, or any services provided by, the Company prior to the Closing Date, including in respect of any warranty or guarantee claim; or

(iv)	any taxes required to be paid by the Corporate Group relating to any period ending on or before the Closing Date, in excess of the taxes accrued as a liability on the calculation of the Closing Working Capital, net of any corresponding or related tax credit or refundable amount finally determined.

The Parties agree that, for the purposes of this Article 8, any and all Loss suffered or incurred by the Corporate Group as a direct or indirect result of, or arising in connection with, or related in any manner to the matters referred to in this Section 8.1 shall be deemed to be a Loss suffered or incurred by the Purchaser.  The Purchaser agrees that it accepts each indemnity in favour of any of its Representatives as agent and trustee of the Representative.  The Vendors agree that the Purchaser may enforce an indemnity in favour of any of its Representatives on behalf of that Representative.

(b)	The obligations of indemnification by the Vendors pursuant to Subsection (a) of this Section will be:

(i)	with respect to any Warranty Claim, subject to the limitations referred to in Section 4.1 hereof with respect to the survival of the representations and warranties by the Vendors;

(ii)	with respect to any Warranty Claim, subject to the limitations referred to in Section 4.3 hereof; and

(iii)	subject to the provisions of Section 8.2 hereof.

(c)
For certainty, Article 4 shall not apply in respect of any claim by the Purchaser for indemnification by the Vendors pursuant to paragraphs 8.1(a)(i), 8.1(a)(iii) and 8.1(a)(iv), even if such claim could also be a Warranty Claim.

8.2	Provisions Relating to Indemnity Claims

The following provisions will apply to any claim by the Purchaser for indemnification by the Vendors pursuant to Section 8.1 hereof (an "Indemnity Claim").

(a)
Promptly after becoming aware of any matter that may give rise to an Indemnity Claim, the Purchaser will provide to the Vendors written notice of the Indemnity Claim specifying (to the extent that information is available) the factual basis for the Indemnity Claim and the amount of the Indemnity Claim or, if an amount is not then determinable, an estimate of the amount of the Indemnity Claim, if an estimate is feasible in the circumstances. Any failure to so notify the Vendors shall not relieve the Vendors from any duty to indemnify and hold harmless which otherwise might exist with respect to such matter unless (and only to that extent) the failure to notify materially prejudices the ability of the Vendors to exercise its right to defend as provided in this Section 8.2, or to the extent that, as a result of the failure, the Vendors were deprived of their right to recover any payment under their applicable insurance coverage or as otherwise directly and materially damaged as a result of such failure.

(b)
If an Indemnity Claim relates to an alleged liability of the Corporate Group to any other person (a "Third Party Liability"), including without limitation, any Governmental Authority, which is of a nature such that the Corporate Group is required by Applicable Law to make a payment to a third party before the relevant procedure involving that other person for challenging the existence or quantum of the alleged liability can be implemented or completed, then the Purchaser may, notwithstanding the provisions of Subsections (c), (d) and (e) of this Section, make such payment or cause the Corporate Group to make such payment and forthwith demand reimbursement for such payment from the Vendors in accordance with this Agreement; provided that, if the alleged Third Party Liability as finally determined on completion of settlement negotiations or related legal proceedings is less than the amount which is paid by the Vendors in respect of the related Indemnity Claim, then the Corporate Group or the Purchaser, as the case may be, shall forthwith following the final determination pay to the Vendors the amount by which the amount of the Third Party Liability as finally determined is less than the amount which is so paid by the Vendors.

(c)
The Purchaser shall not negotiate, settle, compromise or pay (except in the case of payment of a judgment) any Third Party Liability as to which it proposes to assert an Indemnity Claim, except with the prior written consent of the Vendors (which consent shall not be unreasonably withheld or delayed), unless (i) there is a reasonable possibility that such Third Party Liability may materially and adversely affect the Business or the Condition of the Corporate Group, or (ii) the Vendors have not diligently commenced the defense against such Third Party Liability, in which case the Purchaser shall have the right, after notifying the Vendors, to negotiate, settle, compromise or pay such Third Party Liability without prejudice to its rights of indemnification hereunder.

(d)
With respect to any Third Party Liability, provided the Vendors first admit the Purchaser's right to indemnification for the amount of such Third Party Liability which may at any time be determined or settled, then, in any legal, administrative or other proceedings in connection with the matters forming the basis of the Third Party Liability, the following procedures will apply:

(i)	except as contemplated by Paragraphs (iii) and (iv) of this Subsection 8.2(d), the Vendors will have the right to assume carriage of the compromise or settlement of the Third Party Liability and the conduct of any related legal, administrative or other proceedings, but the Corporate Group shall have the right and shall be given the opportunity to participate in the defence of the Third Party Liability, to consult with the Vendors in the settlement of the Third Party Liability and the conduct of related legal, administrative and other proceedings (including consultation with counsel) and to disagree on reasonable grounds with the selection and retention of counsel, in which case counsel satisfactory to the Vendors and the Corporate Group shall be retained by the Vendors.

(ii)
the Vendors will cooperate with the Purchaser in relation to the Third Party Liability, will keep it fully advised with respect thereto, will provide it with copies of all relevant documentation as it becomes available, will provide it with access to all records and files relating to the defence of the Third Party Liability and will meet with representatives of the Purchaser at all reasonable times to discuss the Third Party Liability; and

(iii)	notwithstanding Paragraphs (i) and (ii) of this Subsection 8.2(d), the Vendors will not settle the Third Party Liability or conduct any legal, administrative or other proceedings in any manner which could, in the reasonable opinion of the Purchaser, have a material adverse effect on the Business or the Condition of the Corporate Group, except with the prior written consent of the Purchaser; and

(iv)	notwithstanding Paragraphs (i), (ii) and (ii) of this Subsection 8.2(d), the Vendors will not settle the Third Party Liability unless:

A.	the Purchaser receives, as part of the compromise and settlement, a legally binding and enforceable unconditional satisfaction or release, which is in form and substance satisfactory to the Purchaser, acting reasonably; and

B.	the Third Party Liability and any claim or liability of the Purchaser with respect thereto is being fully satisfied because of the compromise and settlement and the Purchaser is being released from any and all obligations or liabilities it may have with respect to the Third Party Liability and any claim or liability which may arise in respect thereof to other persons as a result of the claim being asserted against such other persons by the person making the Third Party Liability claim.

(e)
If, with respect to any Third Party Liability, the Vendors do not admit the Purchaser's right to indemnification or decline to assume carriage of the settlement or of any legal, administrative or other proceedings relating to the Third Party Liability, then the following provisions will apply:

(i)	the Purchaser, at its discretion, may assume carriage of the settlement or of any legal, administrative or other proceedings relating to the Third Party Liability and may defend or settle the Third Party Liability on such terms as the Purchaser, acting in good faith, considers advisable; and

(ii)	any cost, loss, damage or expense incurred or suffered by the Purchaser and the Corporate Group in the settlement or defence of such Third Party Liability or the conduct of any legal, administrative or other proceedings shall be added to the amount of the Indemnity Claim.

8.3	Tax Effect

If any indemnity payment received by the Purchaser would constitute taxable income to the Purchaser, the Vendors shall pay a Tax Gross-Up to the Purchaser at the same time and on the same terms, as to interest and otherwise, as the indemnity payment.  “Tax Gross-Up” means, with respect to any particular indemnity payment, such additional amount (calculated in accordance with the Calculation Method) as is necessary to place the Purchaser in the same after-tax position as it would have been in had such amount been received (and accounted for as if received) in the ordinary course of the Purchaser’s business.  “Calculation Method” with respect to the calculation of any Tax Gross-Up on an indemnity payment payable to the Purchaser, means that such Tax Gross-Up shall be calculated by using a combined federal and provincial/territorial income tax rate applicable to the Purchaser in respect of the indemnity payment at the time of payment.

8.4	Payment and Interest

The Parties agree that:

(a)
All amounts to be paid pursuant to this Article 8 shall bear simple interest at a rate per annum equal to the prime rate set by the Corporation’s bank then in effect, calculated and payable monthly, both before and after judgment, with interest on overdue interest at the same rate, from the date that the Purchaser disbursed funds, suffered damages or losses or incurred a loss, liability or expense in respect of a Loss for which the Vendors are liable to make payment pursuant to this Article 8, to the date of payment by the Vendors to the Purchaser.

(b)
The Vendors shall pay the amount of any Loss set forth in any Indemnity Claim with all accrued interest thereon within 10 Business Days of the earlier of (i) the Vendors and the Purchaser agreeing to the amount of such Loss payable by the Vendors to the Purchaser; (ii) a Final Decision that the Vendors are liable to pay the amount of the Third Party Claim as required hereunder. “Final Decision” means a decision by a Governmental Authority from which no appeal lies or in respect of which all appeal rights have been exhausted and all time periods for appeal have expired without appeals having been taken.

8.5	Rights in Addition

The rights of indemnity set forth in this Article 8 are in addition and supplemental to any equitable remedies such as specific performance which the Purchaser may have in respect of this Agreement, or in any documents or certificates delivered in order to carry out the transactions contemplated hereby. This Article 8 shall remain in full force and effect in all circumstances and shall not be terminated by any breach (fundamental, negligent or otherwise) by any Party of its representations, warranties or covenants hereunder or under any or in any documents or certificates delivered in order to carry out the transactions contemplated hereby.

8.6	Survival, Non Waiver

Unless specifically otherwise addressed in this Agreement, the rights, remedies and recourses of the Purchaser hereunder shall not be affected by any investigation made by or on behalf of the Purchaser, by the Purchaser or the Vendors, as applicable, lawfully terminating or failing to terminate this Agreement or by any other event or matter whatsoever except a specific and duly authorized written waiver or release executed by the Purchaser or the Vendors, as applicable.

8.7	Attorney for Indemnity Claims

(a)	By executing this Agreement, each Vendor hereby irrevocably constitutes, appoints and authorizes:

(i)	The Vendors’ Representative to act as the true and lawful attorney and agent for all the Vendors with respect to the calculation of Working Capital, any adjustments to the Initial Purchase Price and any payments in connection therewith, the satisfaction of closing conditions, the execution and delivery of any document or certificate given in order to carry out the transactions contemplated hereby, and as otherwise contemplated by this Agreement; and

(ii)	Avrio to act as the true and lawful attorney and agent for all the Vendors with respect to any Indemnity Claims and as otherwise contemplated by this Agreement;

with full power and authority of substitution to exercise all rights and obligations of the Vendors hereunder in relation to such matters.  Each of Geoff Gyles, Kerry Green and Avrio accept such appointment and authorization.  The Vendors’ Representative agree to perform the obligations of the Vendors’ Representative on behalf of the Vendors in accordance with the terms of this Agreement and the

Escrow Agreement.  Avrio agrees to act as agent on behalf of the Vendors with respect to any Indemnity Claims and as otherwise contemplated by this Agreement and the Escrow Agreement.

(b)
The foregoing power of attorney is given for value and coupled with an interest, and shall survive the disability, bankruptcy, insolvency, dissolution, termination or death, as applicable, of any of the Vendors, shall extend to the heirs, personal representatives, executors, administrators and other legal representatives, successors and assigns of any of the Vendors and shall survive any assignment by any of the Vendors of the whole or any part of his or her or its shares in the capital of the Corporation. Each Vendor hereby agrees to be bound by any representation or action made or taken by the said attorney pursuant to this power of attorney and each Vendor hereby waives any and all defences which may be available to contest, negate or disaffirm the action of the said attorney taken in good faith under such power of attorney.  Without limiting the generality of the foregoing, each Vendor fully and completely, without restriction, authorizes the Vendors’ Representative and/or Avrio, as applicable (the “Agent”) on such Vendor’s behalf:

(i)	to execute and deliver, and to accept delivery, on his, her or its behalf of such agreements, instruments and other documents as may be deemed by the Agent in his, her or its sole discretion to be appropriate under this Agreement or any document or certificate given in order to carry out the transactions contemplated hereby, and the Vendor agrees to be bound by all notices received and agreements and determinations made by and documents executed and delivered by the Agent under this Agreement or any document or certificate given in order to carry out the transactions contemplated hereby;

(ii)	to settle all matters relating the adjustment to the Initial Purchase Price as contemplated by Sections 2.6 to Section 2.9 inclusive;

(iii)	on such Vendor’s behalf (A) to dispute or to refrain from disputing any claim made by Purchaser under this Agreement, (B) to negotiate and settle any dispute which may arise under, and exercise or refrain from exercising remedies available under, this Agreement, and to sign any releases or other documents with respect to any such dispute or remedy, (C) to give any and all consents under this Agreement or any document or certificate given in order to carry out the transactions contemplated hereby, and (D) to give such instructions and do such other things and refrain from doing such things as the Agent shall deem appropriate to carry out the provisions of this Agreement or any document or certificate given in order to carry out the transactions contemplated hereby;

(iv)	(A) to waive any condition contained in this Agreement, (B) to give any and all consents under this Agreement or any document or certificate given in order to carry out the transactions contemplated hereby, and (C) to give such instructions and do such other things and refrain from doing such things as the Agent shall deem appropriate to carry out the provisions of this Agreement or any document or certificate given in order to carry out the transactions contemplated hereby; and

(v)	to receive and/or direct any and all payments made to the Vendors under this Agreement, to give receipt thereof on behalf of the Vendors to the Purchaser which shall be binding on the Vendors, and to disburse any payments due to the Vendors under this Agreement in accordance with their interest, after withholding such amounts to pay costs and expenses relating to potential disputes arising with respect to indemnification or other obligations of the Vendors under this Agreement.

(c)
Each of the Vendors hereby expressly acknowledges and agrees that (i) the Agent is exclusively authorized to act on his, her or its behalf as contemplated herein, notwithstanding any dispute or disagreement among the Vendors, and (ii) any action to assert a claim for Loss or to contest a claim by the Purchaser for Loss, may only be made by the Agent in the name of all of the Vendors.  The Purchaser shall be entitled to rely on any and all actions taken by the Agent under this Agreement without any liability to, or obligation to inquire of, any Vendor.  All notices, counter-notices or other instruments or designations delivered by any Vendor or the Agent shall not be effective unless signed by the Agent and, if not, such document shall have no force and effect whatsoever hereunder, and the Purchaser may proceed without regard to any such document. The Purchaser is hereby expressly authorized to rely on the genuineness of the signatures of the Agent, and upon receipt of any writing which reasonably appears to have been signed by the Agent, the Purchaser may act upon the same without any further duty to inquire as to the genuineness of the writing.

(d)
Notwithstanding the foregoing, if the Purchaser has an Indemnity Claim for indemnification for Loss against a Vendor arising because of a breach of the representation and warranty of such Vendor contained in Subsection 3.1(g) or a breach of a covenant or obligation of that Vendor to the Purchaser under this Agreement, the Escrow Agreement or any documents or certificates delivered in order to carry out the transactions contemplated hereby, then such claim for indemnification may be made by the Purchaser directly against such Vendor, in which case such claim shall be defended directly by such Vendor and Avrio shall have no rights or obligations with respect to such Claim. The authorization of Avrio under this Section is irrevocable and effective until its rights and obligations under this Agreement terminate by virtue of the termination of any and all of the obligations of the Vendors and the Purchaser under this Agreement and the Escrow Agreement.

(e)
The authorization of the Agent under this Section 8.7 is irrevocable and effective until his rights and obligations under this Agreement terminate by virtue of the termination of any and all of the obligations of the Vendors and the Purchaser under this Agreement, and the rights and obligations under the Escrow Agreement terminate in accordance with its terms.

(f)
If an Agent dies or becomes mentally incapacitated, as applicable, the Vendors shall appoint a successor or successors to act as Agent pursuant to the terms of this Section 8.7 within 30 days after acquiring knowledge of such fact and give notice to the Purchaser; provided, however, that, if for any reason the Vendors do not appoint a successor within such 30 days, then, in the case of the Vendors’ Representative, the remaining surviving Agent shall act solely on behalf of the Vendors, and if there is no remaining surviving Agent, the Purchaser shall have the right to petition a court of competent jurisdiction for the appointment of one or more successor(s).  Each Agent agrees that he or it will not approve or agree to any act taken by the Vendors to terminate this irrevocable power of attorney for value.

ARTICLE 9- GENERAL PROVISIONS

9.1	Further Assurances

Each of the Vendors (and with respect to the Trust Vendors, together with the Trustees) and the Purchaser shall any time and from time to time after the Closing Date, on the request of the other, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances and assurances as may be required for the better carrying out and performance of all the terms of this Agreement.

9.2	Notices

Any notice, designation, communication, request, demand or other document, required or permitted to be given or sent or delivered hereunder to any Party hereto shall be in writing and shall be sufficiently sent by facsimile or courier to the following persons:

(a)	in the case of the Vendors (and with respect to the Trust Vendors, together with the Trustees):

P. Michael Sinclair
c/o Thompson Dorfman Sweatman LLP
201 Portage Avenue, Suite 2200
Winnipeg, Manitoba R3B 3L3
Fax Number (204) 934-0513

- and -

Silvia de Sousa
c/o Thompson Dorfman Sweatman LLP
201 Portage Avenue, Suite 2200
Winnipeg, Manitoba R3B 3L3
Fax Number (204) 934-0592

- and -

Barry MacTavish
c/o Thompson Dorfman Sweatman LLP
201 Portage Avenue, Suite 2200
Winnipeg, Manitoba R3B 3L3
Fax Number (204) 934-0555

with a copy to: Avrio Ventures Limited Partnership

Jim Taylor
Avrio Ventures Limited Partnership
235, 600 Crowfoot Business Center NW
Calgary AB  T3G 0B4

(b)	in the case of the Purchaser and the Guarantor:

c/o Compass Minerals International, Inc.
Attention:  President & CEO
9900 West 109th Street - Suite 100
Overland Park, Kansas, United States

66210
Fax Number (913) 338-7919

with a copy to:

Corporate Counsel Group LLP
Attention: Sheryl Nelson
4144 Pennsylvania Ave
Kansas City MO 64111
Fax:  (816) 595-8601

and with a copy to:

Andrew S. Nunes
Fasken Martineau DuMoulin LLP
333 Bay St., Suite 2400
Bay Adelaide Centre
Toronto, ON  M5H 2T6
Fax:  (416) 364-7813

or to such other address and fax number as the Party entitled to or receiving such notice, designation, communication, request, demand or other document shall, by a notice given in accordance with this Section, have communicated to the Party giving or sending or delivering such notice, designation, communication, request, demand or other document.

(c)
Any notice, designation, communication, request, demand or other document sent as aforesaid shall  be deemed to have been given, sent, delivered and received (i) if sent by facsimile, on the date the sender receives the fax answer back confirming receipt by the recipient; (ii) if sent by same-day service courier, on the date of delivery if sent on a Business Day and delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day; and (iii) if sent by overnight courier, on the next Business Day.

9.3	Counterparts

This Agreement may be executed in several counterparts, each of which so executed shall be deemed to be an original and such counterparts together shall be one and the same instrument.  In addition, this Agreement may be executed by the Parties and submitted by facsimile or e-mail transmission (in PDF or other document format), and if so executed and transmitted, this Agreement shall be for all purposes as effective as if the Parties had delivered an executed original Agreement.

9.4	Expenses of Parties

Each of the Parties hereto shall bear all expenses incurred by it in connection with the negotiation and settlement of this Agreement including, without limitation, the charges of their respective counsel, accountants, financial advisors, brokers and finders, whether or not the Closing occurs. For certainty, the expenses of the Vendors (and with respect to the Trust Vendors, together with the Trustees) will be paid using the Vendors’ (and with respect to the Trust Vendors, together with the Trustees) own resources and shall not be charged to or paid directly or indirectly by the Corporate Group. If this Agreement is terminated, the obligation of each Party to pay its own fees and expenses shall be subject to any rights of such Party arising from a breach of this Agreement by the other Party.

9.5	Announcements

No announcement with respect to this Agreement will be made by any Party hereto without the prior written approval of the other Parties.  The foregoing will not apply to any announcement by any Party required in order to comply with Applicable Law pertaining to timely disclosure or other securities laws (including the rules of the Securities and Exchange Commission or any recognized stock exchange), provided that such Party consults (as to both the form and content of the announcement) with the other Parties before making any such announcement and provided further that if such announcement is required in advance of the Closing Time, all commercially reasonable efforts shall be made to have the announcement and any filing that may be required in connection therewith to be made on a “confidential basis” until such time as the Closing shall have occurred.

9.6	Assignment

The Purchaser may, without the consent of the Vendors, assign this Agreement and its rights and benefits hereunder to an Affiliate of it on condition that the Purchaser remains liable to observe and perform all of its covenants and obligations hereunder. Subject to the foregoing in this Section and Section 9.7, the rights of the Vendors hereunder shall not be assignable without the written consent of the Purchaser and the rights of the Purchaser hereunder shall not be assignable without the written consent of the Vendors.

9.7	Successors and Assigns

This Agreement shall be binding on and enure to the benefit of the Parties hereto and their respective heirs, personal representatives, executors, administrators, successors and permitted assigns.  Nothing herein, express or implied, is intended to confer on any person, other than the Parties hereto and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.8	Entire Agreement

This Agreement and the Schedules referred to herein constitute the entire agreement between the Parties hereto and supersede all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof.  None of the Parties hereto shall be bound or charged with any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings not specifically set forth in this Agreement or in the Schedules, documents and instruments to be delivered on or before the Closing Date pursuant to this Agreement.  The Parties hereto further acknowledge and agree that, in entering into this Agreement and in delivering the Schedules, documents and instruments to be delivered on or before the Closing Date, they have not in any way relied, and will not in any way rely, on any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings, express or implied, not specifically set forth in this Agreement or in such Schedules, documents or instruments.

9.9	Waiver

Any Party hereto which is entitled to the benefits of this Agreement may, and has the right to, waive any term or condition hereof at any time on or prior to the Closing Time; provided, however, that such waiver shall be evidenced by written instrument duly executed on behalf of such Party.

9.10	Amendments

No modification or amendment to this Agreement may be made unless agreed to by the Parties hereto in writing.

9.11	Severability

The invalidity or unenforceability of any provision in this Agreement will not affect the validity or enforceability of any other provision or part of this Agreement, and the Parties hereby undertake to renegotiate in good faith any such invalid or unenforceable provision, with a view to concluding valid and enforceable arrangements as nearly as possible the same as those contained in this Agreement.

9.12	Waiver of Jury Trial

The Parties hereby waive any right they may have to a trial by jury in any action arising out of this Agreement or the various obligations and undertakings contemplated therein.

9.13	Survival

Subject to Section 4.1 and Section 4.2, the terms, provisions, covenants and/or agreements contained in Article 8 and in other sections of this Agreement which, by their nature extend beyond the Closing in order to fully achieve their intended purpose, shall survive and remain in effect after the Closing of the purchase and sale transaction contemplated herein.

9.14	No Partnership

Nothing in this Agreement or in the relationship of the Parties hereto will be construed so as to create a partnership among the Parties or as giving to any Party any of the rights or subjecting any Party to any of the creditors of the other Parties.

Remainder of page intentionally left blank; signatures follow on next pages

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement as of the day and year first above written.

COMPASS MINERALS MANITOBA INC.

Per:	/s/ Rodney Underdown
Name: Rodney Underdown
Position: President
I have the authority to bind the Corporation.

Per:	/s/ James D. Standen
Name: James D. Standen
Position: Treasurer
I have the authority to bind the Corporation.

COMPASS MINERALS INTERNATIONAL, INC.

Per:	/s/ Francis J. Malecha
Name: Francis J. Malecha
Position: President & CEO
I have the authority to bind the Corporation

Per:
Name:
Position:
I have the authority to bind the Corporation

4262328 MANITOBA LTD.		4262336 MANITOBA LTD.

Per:	/s/ Geoffrey Gyles	Per:	/s/ Kerry Green
	Geoffrey Gyles, President		KERRY GREEN, President

AVRIO VENTURES LIMITED PARTNERSHIP, by its General Partner, Avrio Ventures General Partner Ltd.

		Per:	/s/ Jim Taylor
Name: Jim Taylor
Position: President

SIGNED SEALED AND DELIVERED In the presence of:

/s/ Silvia De Sousa	/s/ Geoffrey Gyles
Witness	GEOFFREY GYLES

SIGNED SEALED AND DELIVERED
In the presence of:

/s/ Silvia De Sousa	/s/ Kerry Green
Witness	KERRY GREEN

SIGNED SEALED AND DELIVERED
In the presence of:

/s/ Keith E. Espelien	/s/ Anita Anseeuw
Witness	ANITA ANSEEUW

SIGNED SEALED AND DELIVERED
In the presence of:

/s/ Keith E. Espelien	/s/ Mark J. Anseeuw
Witness	MARK J. ANSEEUW

SIGNED SEALED AND DELIVERED
In the presence of:

/s/ Keith E. Espelien	/s/ Jennifer Bailes
Witness	JENNIFER BAILES

SIGNED SEALED AND DELIVERED
In the presence of:

/s/ Keith E. Espelien	/s/ Alok Bhardwaj
Witness	ALOK BHARDWAJ

SIGNED SEALED AND DELIVERED
In the presence of:

/s/ Keith E. Espelien	/s/ Jereleen Brydon
Witness	JERELEEN BRYDON

SIGNED SEALED AND DELIVERED
In the presence of:

/s/ Valerie Heer		/s/ Brenda Dubeck
Witness		BRENDA DUBECK

SIGNED SEALED AND DELIVERED
In the presence of:

/s/ Keith E. Espelien		/s/ Mark Goodwin
Witness		MARK GOODWIN

MARK GOODWIN CONSULTING LTD.

	Per:	/s/ Mark Goodwin
MARK GOODWIN, President

SIGNED SEALED AND DELIVERED
In the presence of:

/s/ Keith E. Espelien		/s/ Karen Green
Witness		KAREN GREEN

SIGNED SEALED AND DELIVERED
In the presence of:

/s/ Eric Johannson		/s/ Hannah Green
Witness		HANNAH GREEN

SIGNED SEALED AND DELIVERED
In the presence of:

/s/ Keith E. Espelien		/s/ Rachel Green
Witness		RACHEL GREEN

SIGNED SEALED AND DELIVERED
In the presence of:

/s/ Realiza Martecio		/s/ Collin Gyles
Witness		COLLIN GYLES

SIGNED SEALED AND DELIVERED
In the presence of

/s/ Realiza Martecio		/s/ Jennifer J. Gyles
Witness		JENNIFER J. GYLES

SIGNED SEALED AND DELIVERED
In the presence of:

/s/ Keith E. Espelien	/s/ Lindsay Gyles
Witness	LINDSAY GYLES

SIGNED SEALED AND DELIVERED
In the presence of:

/s/ Realiza Martecio	/s/ Lindsay Gyles
Witness	LINDSEY GYLES

SIGNED SEALED AND DELIVERED
In the presence of:

[refer to original]	/s/ Michael C. Lassen
Witness	MICHAEL C. LASSEN

SIGNED SEALED AND DELIVERED
In the presence of:

/s/ Keith E. Espelien	/s/ Michelle Le Heiget
Witness	MICHELLE LE HEIGET

SIGNED SEALED AND DELIVERED
In the presence of:

/s/ Keith E. Espelien	/s/ Mike McIlrath
Witness	MIKE McILRATH

SIGNED SEALED AND DELIVERED
In the presence of:

/s/ Karen K. Dean	/s/ Robert Sproule
Witness	ROBERT SPROULE

SIGNED SEALED AND DELIVERED
In the presence of:

/s/ Karen K. Dean	/s/ Janice E. Trosky
Witness	JANICE E. TROSKY

SIGNED SEALED AND DELIVERED

In the presence of:

[refer to original]	/s/ James Trosky
Witness	JAMES TROSKY

SIGNED SEALED AND DELIVERED
In the presence of:

/s/ Keith E. Espelien	/s/ Mark J. Anseeuw
Witness	MARK J. ANSEEUW, in his capacity asTrustee under the Voting Trust Agreement

SIGNED SEALED AND DELIVERED
In the presence of:

/s/ Silvia De Sousa	/s/ Geoffrey Gyles
Witness	GEOFFREY GYLES, in his capacity as Trustee under the Voting Trust Agreement

SIGNED SEALED AND DELIVERED
In the presence of:

/s/ Silvia De Sousa	/s/ Kerry Green
Witness	KERRY GREEN, in his capacity as Trustee under the Voting Trust Agreement

SCHEDULE A

Vendors

Vendors	No. of Class A Common Shares

●	●

SCHEDULE B

Audited Financial Statements

Please see attached.

SCHEDULE C

Interim Financial Statements

Please see attached.

SCHEDULE D

Leases & Leased Premises

Leases

●

Leases Premises

●

SCHEDULE E

Contractual and Regulatory Consents for Vendor

●

SCHEDULE F

Constating Documents; Directors and Officers

●

SCHEDULE G

Permits

●

SCHEDULE H

Shareholder Agreements

●

SCHEDULE I

Dividends and Distributions

●

SCHEDULE J

Litigation

●

SCHEDULE K

Environmental Matters

●

SCHEDULE L

Encumbrances

●

SCHEDULE M

Leases of Personal Property

●

SCHEDULE N

Intellectual Property

●

SCHEDULE O

Guarantees, Warranties and Discounts

●

SCHEDULE P

Licences and Distribution Agreements

●

SCHEDULE Q

Agreements

●

SCHEDULE R

Employment Agreements

●

SCHEDULE S

Employee Benefit and Pension Plans

●

SCHEDULE T

Insurance

●

SCHEDULE U

Contractual and Regulatory Consents for Purchaser

●

SCHEDULE V

Release by Vendors

Please see attached.

SCHEDULE W

Bring Down Certificate by Vendors

●

SCHEDULE X

Estoppel Certificate

●

SCHEDULE Y

Releases by Directors and Officers

●

SCHEDULE Z

Vendors Opinion

●

SCHEDULE AA

Bring Down Certificate By Purchaser

●

SCHEDULE BB

Release by the Corporation

●

SCHEDULE CC

Purchaser Opinion

●

SCHEDULE DD

Non-Competition and Confidentiality Agreement

●

SCHEDULE EE

Avrio Confidentiality Agreement

●

SCHEDULE FF

Retention Agreement

●

SCHEDULE GG

US Employee Offer Letter

●

SCHEDULE HH

Consulting Agreements

SCHEDULE II

Escrow Agreement

SCHEDULE JJ

Omya Estoppel Certificate

SCHEDULE 2.7

Inventory Calculation

Inventory Locations

<@> [Vendors to provide list.]

SCHEDULE 3.1(ff)

Material Customers

SCHEDULE 3.1(tt)

Confidential Information Disclosure

SCHEDULE 3.1(uu)

Privacy Law Matters

SCHEDULE 6.1(b)

Designated Employees